Exhibit 99.4

                      Appraisal Report of RP Financial, LC.

--------------------------------------------------------------------------------
                           PRO FORMA VALUATION REPORT

                         RAINIER PACIFIC FINANCIAL GROUP

                          Proposed Holding company for
                          RAINIER PACIFIC SAVINGS BANK
                           d/b/a Rainier PACIFIC Bank
                                Fife, Washington

                                  Dated As Of:
                                  June 6, 2003
--------------------------------------------------------------------------------

                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC
---------------------------------------
Financial Services Industry Consultants


                                                                    June 6, 2003

Board of Directors
Rainier Pacific Financial Group
Rainier Pacific Savings Bank
3700 Pacific Highway East, Suite 200
Fife, Washington  98424

Members of the Board:

      At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the mutual-to-stock conversion ("Conversion") described below.

      This Appraisal is furnished pursuant to the conversion regulations promulgated by the Washington Department of Financial Institutions (the "Department"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision ("OTS"), most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

Description of Conversion Transaction

         We understand that the Board of Directors of Rainier Pacific Savings Bank, Fife, Washington (the "Bank") has adopted a Plan of Conversion, incorporated herein by reference, pursuant to which the Bank will reorganize from a Washington chartered mutual savings bank into a Washington chartered stock savings bank. The Conversion will be accomplished under the laws of the State of Washington and the regulations of the Department and the FDIC, and other applicable laws and regulations. Pursuant to the Conversion, the Bank will become a wholly-owned subsidiary of Rainier Pacific Financial Group (the "Company"), a Washington corporation. Concurrently, the Company will sell, in the Subscription and Community Offerings, Company common stock in the amount equal to the appraised value of the Bank. Immediately following the conversion, the only significant assets of the Company will be the capital stock of the Bank and the net conversion proceeds remaining after purchase of the Bank's common stock by the Company. The Company will use 50% of the net conversion proceeds to purchase the Bank's common stock. A portion of the net conversion proceeds retained by the Company will be loaned to the ESOP to fund the ESOP's stock purchases in the offering, and the remainder will be reinvested into investment securities.

Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com


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Board of Directors
June 6, 2003
Page 2

      Concurrent with the Reorganization, the Company will form a charitable foundation called Rainier Pacific Foundation ("Foundation"). The Foundation will be funded in an amount equal to 8% of the stock offering, with the form of funding to be 80% conversion stock and 20% cash.

RP Financial, LC.

      RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

      In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the Department, FDIC, FRB and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1998 through 2002, and as of March 31, 2003, and due diligence related discussions with the Bank's management; Moss Adams LLP, the Bank's independent auditor; Breyer & Associates PC, the Bank's legal counsel for the stock conversion, and Keefe, Bruyette & Woods, Inc., the Bank's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

      We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of the Company. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with selected publicly-traded savings institutions with similar characteristics as the Bank, as well as all publicly-traded savings institutions. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

Board of Directors
June 6, 2003
Page 3

      Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the assets or liabilities, on or off balance sheet, of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

      Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that the Bank intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

      Pro forma market value is defined as the price at which the Bank's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

      It is our opinion that, as of June 6, 2003, the aggregate pro forma market value of the Bank's common stock, including the contribution to the Foundation immediately following the offering, is $63,840,000 at the midpoint, equal to 6,384,000 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

                     Offering     Foundation     Total Shares      Aggregate
Valuation Range       Amount     Contribution       Issued       Market Value
---------------      --------    ------------       ------       ------------
                     (Shares)      (Shares)        (Shares)           ($)

Minimum             5,100,000      326,400         5,426,400      $54,264,000
Midpoint            6,000,000      384,000         6,384,000       63,840,000
Maximum             6,900,000      441,600         7,341,600       73,416,000
Supermaximum        7,935,000      507,840         8,442,840       84,428,400

Board of Directors
June 6, 2003
Page 4

Limiting Factors and Considerations

      Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

      RP Financial's valuation was determined based on the financial condition and operations of the Bank as of March 31, 2003, the date of the financial data included in the regulatory applications and prospectus.

      RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

      The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Board of Directors
June 6, 2003
Page 5

      Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market and reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon issuance of the stock.

                                        Respectfully submitted,

                                        RP FINANCIAL, LC.

                                        /s/ Ronald S. Riggins
                                        ----------------------------------------
                                        Ronald S. Riggins
                                        President and Managing Director


                                        /s/ James P. Hennessey
                                        ----------------------------------------
                                        James P. Hennessey
                                        Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                         RAINIER PACIFIC FINANCIAL GROUP
                                Fife, Washington

                                                                          PAGE
DESCRIPTION                                                              NUMBER
-----------                                                              ------

CHAPTER ONE                  OVERVIEW AND FINANCIAL ANALYSIS

   Introduction                                                           1.1
   Plan of Conversion                                                     1.2
   Establishment of a Charitable
    Foundation                                                            1.3
   Strategic Overview                                                     1.4
   Balance Sheet Trends                                                   1.9
   Income and Expense Trends                                              1.13
   Interest Rate Risk Management                                          1.19
   Lending Activities and Strategy                                        1.20
   Asset Quality                                                          1.25
   Funding Composition and Strategy                                       1.26
   Subsidiary                                                             1.26
   Legal Proceedings                                                      1.27

CHAPTER TWO                          MARKET AREA

   Introduction                                                           2.1
   Market Area Demographics                                               2.1
   Summary of Local Economy                                               2.4
   Market Area Deposit Characteristics
    /Competition                                                          2.5

CHAPTER THREE                    PEER GROUP ANALYSIS

   Peer Group Selection                                                   3.1
   Financial Condition                                                    3.7
   Income and Expense Components                                          3.9
   Loan Composition                                                       3.13
   Credit Risk                                                            3.13
   Interest Rate Risk                                                     3.16
   Summary                                                                3.16

RP Financial, LC.

                                TABLE OF CONTENTS
                         RAINIER PACIFIC FINANCIAL GROUP
                                Fife, Washington
                                   (continued)

                                                                          PAGE
DESCRIPTION                                                              NUMBER
-----------                                                              ------

CHAPTER FOUR                     VALUATION ANALYSIS

   Introduction                                                           4.1
   Appraisal Guidelines                                                   4.1
   RP Financial Approach to the Valuation                                 4.1
   Valuation Analysis                                                     4.2
        1.   Financial Condition                                          4.3
        2.   Profitability, Growth and
              Viability of Earnings                                       4.4
        3.   Asset Growth                                                 4.5
        4.   Primary Market Area                                          4.5
        5.   Dividends                                                    4.6
        6.   Liquidity of the Shares                                      4.8
        7.   Marketing of the Issue                                       4.8
                 A.  The Public Market                                    4.9
                 B.  The New Issue Market                                 4.11
                 C.  The Acquisition Market                               4.12
        8.   Management                                                   4.13
        9.   Effect of Government Regulation
              and Regulatory Reform                                       4.13
   Summary of Adjustments                                                 4.13
   Valuation Approaches                                                   4.14
   Comparison to Recent Conversions                                       4.17
   Valuation Conclusion                                                   4.18


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

RP Financial, LC.

                                 LIST OF TABLES
                         RAINIER PACIFIC FINANCIAL GROUP
                                Fife, Washington

TABLE
NUMBER        DESCRIPTION                                                         PAGE
------        -----------                                                         ----
1.1      Historical Balance Sheets                                                1.10
1.2      Historical Income Statements                                             1.14

2.1      Branch Locations                                                         2.2
2.2      Summary Demographic Data                                                 2.3
2.3      Major Employers in Pierce County                                         2.4
2.4      Market Area Unemployment Trends                                          2.5
2.5      Deposit Summary                                                          2.7
2.6      Competitor Analysis                                                      2.8

3.1      Peer Group of Publicly-Traded Insurance Thrifts                          3.3
3.2      Balance Sheet Composition and Growth Rates                               3.8
3.3      Income as a Percent of Average Assets and Yields, Costs, Spreads         3.10
3.4      Loan Portfolio Composition and Related Information                       3.14
3.5      Credit Risk Measures and Related Information                             3.15
3.6      Interest Rate Risk Measures and Net Interest Income Volatility           3.17

4.1      Peer Group Market Area Comparative Analysis                              4.7
4.2      Large Conversion Transactions Completed in the Last 12 Months            4.12
4.3      Public Market Pricing                                                    4.19

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RP Financial, LC.
Page 1.1

                       I. Overview and Financial Analysis

Introduction

      Rainier Pacific Savings Bank ("Rainier Pacific" or the "Bank"), which conducts business as Rainier Pacific Bank, is a state-chartered mutual savings bank operating through 11 branch offices in Pierce County (10 branches) and southern King County (one branch). Each branch location has a 24 hour ATM machine and the Bank also operates seven stand alone ATMs within the Pierce and southern King County market.

      Originally chartered in 1932 as Tacoma Teachers Credit Union serving teachers in the Tacoma School District in Tacoma, Washington, Rainier Pacific evolved through the years into a full-service multi-branch community financial institution operating in Pierce County and the City of Federal Way (southern King County). In this regard, Rainier Pacific converted from an occupational-based credit union, primarily serving teachers in the Tacoma public school system, to a community credit union charter in 1995, which enabled Rainier Pacific to serve all the residents within the Pierce County and the City of Federal Way. Rainier Pacific completed a conversion from a state-chartered credit union to a state-chartered mutual savings bank (the "Charter Conversion") on January 1, 2001, which eliminated its previous tax exempt status. Since the Charter Conversion, the Bank has been regulated by the Washington State Department of Financial Institutions, the Division of Banks (the "Department") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank is currently a member of the Federal Home Loan Bank ("FHLB") system. The Bank's deposits are insured up to the regulatory maximums by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC").

      The objective of the conversion to a community credit union charter and then to a state savings bank charter was to better serve customers throughout the local market with broader products and services and increased physical access. The Bank's post charter conversion operations have been characterized by relatively strong growth in loans, modest deposit growth and increased funding through borrowings. The loan growth has featured expanded lending authority, as evidenced in the growth of commercial and multi-family loans ("income producing property loans").


                                       11
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RP Financial, LC.
Page 1.2

      As of March 31, 2003, the Bank maintained $530.9 million in assets, $307.0 million in deposits and $42.9 million in equity, equal to 8.1% of assets. For the 12 months ended March 31, 2003, the Bank reported net income of $4.1 million, equal to 0.83% of average assets.

      As will be discussed herein, while the credit quality of the Bank's loan portfolio is currently favorable, the credit risk profile has substantially increased over the last couple of years with the recent emphasis in income producing property lending. In addition, the Bank's profitability of the last couple of years reflects the advantage of the low prevailing interest rate environment, which led to a high level of gains on sale as the high level of 1-4 family loan originations resulted in a high volume of secondary market sales.

Plan of Conversion

      On March 22, 2003, the Board of Directors adopted a Plan of Conversion ("Conversion"). Pursuant to the Conversion, Rainier Pacific will become a wholly-owned subsidiary of Rainier Pacific Financial Group, Inc. ("RPFG" or the "Company") and RPFG will conduct an offering of its common stock. Concurrent with the Conversion, RPFG will retain approximately 50% of the net conversion proceeds, and the balance will be downstreamed to the Bank. It is not currently anticipated that the RPFG will engage in any significant business activity other than ownership of the subsidiary bank and management of the net proceeds retained at the Company level. The assets and liabilities of the stock subsidiary will be substantially equivalent to those of Rainier Pacific prior to the reorganization, before incorporating the impact of the conversion transaction.

      The proceeds raised in the Conversion offering is expected to facilitate continued expansion and diversification. The Conversion also provides the opportunity for local stock ownership, which may enhance the financial success of the Bank if local shareholders become/remain customers and promote the Bank's products and services.

      The near term deployment of the net offering proceeds is anticipated to be as follows.

      o RPFG. RPFG is expected to retain up to 50% of the net offering proceeds. Such proceeds will be utilized to fund the loan for stock purchased by the newly-formed Employee Stock Ownership Plan ("ESOP") and the remaining funds will be downstreamed to the Bank for reinvestment in

RP Financial, LC.
Page 1.3

            interest-earning assets, initially in high quality investment securities with short to intermediate maturities. Over time, the RPFG funds are anticipated to be utilized for various corporate purposes, including the possible payment of regular and/or special cash dividends, acquisitions, infusing additional equity into the Bank and/or repurchases of common stock. Dividends are expected to be periodically paid to RPFG from the Bank, provided the Bank remains well-capitalized.

      o Rainier Pacific. At least 50% of the net proceeds will be infused into the Bank in exchange for all of the Bank's stock issued in the Conversion. The net investable cash proceeds are expected to be lower than the paid in capital based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending reinvestment into whole loans and the Bank's regular investment activities.

      On a pro forma basis, Rainier Pacific is expected to have a capital ratio above regulatory requirements. The Board of Directors has determined to pursue a strategy of controlled growth in order to maintain well-capitalized status, with growth expected to be funded primarily through local retail deposit growth. RPFG may also consider various capital management strategies if appropriate to assist in the long-run objective of increasing return on equity ("ROE").

      As discussed in greater detail herein, during the next year the Bank is planning to make significant investments in fixed assets (principally a new headquarters building in downtown Tacoma) and in data processing systems to facilitate growth, enhance operating effectiveness, customer access and competitive profile. While such investments have not been designated as a use of Conversion proceeds since these investments would occur without the Conversion, it is important to note that approximately $26 million of the Bank's liquid funds will be invested in largely non-earning and/or depreciating assets.

Establishment of a Charitable Foundation

      In order to enhance the Bank's existing historically strong service and reinvestment activities in the local community, the Plan of Conversion provides for the establishment of the Rainier Pacific Bank Foundation, Inc. (the "Foundation"), which will be a private charitable foundation established in connection with the conversion. The Plan provides that the Bank and


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RP Financial, LC.
Page 1.4

the Holding Company will create the Foundation and fund it in an amount equal to 8% of the stock offering, with the form of funding to be comprised of 80% Conversion stock and 20% cash. Funding the majority of the Foundation with newly-issued shares of common stock of RPFG will enable the local community served to share in the growth and the profitability of RPFG over the long term through dividends and price appreciation. As such, the Bank believes the Foundation will generate a high level of community goodwill toward the holding company, increase the Bank's local visibility and further enhance the Bank's strong reputation for community service, thereby strengthening RPFG's community banking franchise. The issuance of shares and the contribution of cash to the Foundation will result in dilution of pro forma book value and earnings per share.

Strategic Overview

      Rainier Pacific operated as an occupational-based credit union from its inception in 1932 through 1995, initially serving teachers employed by the Tacoma school district, supplemented by healthcare workers added to its membership through a merger with another credit union in 1988. In 1995, Rainier Pacific converted to a community credit union charter which enabled the Bank to serve the general public in Pierce County and Federal Way (southern King County).

      During 1994, Rainier Pacific adopted a strategic plan to provide better customer service, increased customer access and a broader array of products and services to consumers in its markets. The first element of the strategic plan involved the gradual relocation of branch offices from sites proximate to the occupational groups served under the occupational charter (which were relatively small, located in low-traffic locations and had limited growth potential) to more prominent public locations within the targeted market so as to provide a high level of convenience (i.e., locations are within a short drive of anyone in the targeted area) and to project a favorable image consistent with the Bank's branding strategy. Moreover, the large number of branches with relatively modest average deposit balances contributed to Rainier Pacific's inefficiency, as reflected in its high operating costs, and had an adverse impact on profitability. The relocation to more public locations was intended to increase the average branch size and overall profitability.


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

RP Financial, LC.
Page 1.5

      The second element of the strategic plan adopted in 1994 focused on providing a broader range of products and services to deepen banking relationships with Rainier Pacific's targeted customer base in its primary market. In this regard, the Bank began to more intensively market mortgage products and introduced various types of investment and insurance products and financial planning services through its wholly-owned subsidiary. The adoption of a broader product line coupled with the gradual relocation of the Bank's office facilities to more favorable high traffic locations was anticipated to facilitate the ability to grow and leverage Rainier Pacific's overhead structure.

      The Charter Conversion, completed on January 1, 2001, was completed in order to enhance the ability to expand the array of products and services offered and to attract customers from the general public within the Pierce County and southern King County market. The enhanced ability to grow following the Charter Conversion is reflected in balance sheet growth trends; for example, total assets have increased at a 15.5% annual rate since the January 1, 2001 Charter Conversion, as compared to a 6.9% annual rate for the two years leading up to the Charter Conversion.

      The Bank has updated its strategic plan and has established the following major strategic objectives: (1) enhancing the Bank's market prominence and deepening the consumers' awareness of Rainier Pacific as a community-based provider of quality financial service products at competitive pricing levels;
(2) being a full-service financial solutions provider delivering a high degree of value to its customers; and (3) actively managing Rainier Pacific to produce ongoing profitable and growing operations.

      Rainier Pacific's marketing strategy is focused on the sale of products and services in three core areas, as follows: (1) loans; (2) deposits; and (3) non-traditional products and services. In this regard, the Bank seeks to develop a broad-based relationship with its customers, ideally having a portion of the customer's business in all three of the identified core service areas. The Bank has been seeking to broaden the customer relationship by providing a high level of customer services to targeted customers, pricing competitively with the prevailing market, and by providing the appropriate incentives to its employees.

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RP Financial, LC.
Page 1.6

      All of Rainier Pacific's management and staff have a variable component to their compensation based on performance; the variable portion of the compensation of all staff has a significant sales and service element which is designed to enhance the ability to broaden its customer relationships. The Bank's marketing efforts are supported by extensive customer and market research including frequent customer surveys regarding the Bank and efforts to market Rainier Pacific's products and services through targeted direct and indirect marketing techniques.

      Throughout most of its history, Rainier Pacific's lending strategy focused on consumer lending which is typical of many credit unions and, to a lesser extent, residential mortgage lending. However, with the adoption of the aforementioned strategic plan in the 1990s and the subsequent Charter Conversion, Rainier Pacific has developed and implemented a three-prong lending strategy focused on: (1) consumer loans including loans including primarily auto and credit card loans; (2) residential mortgage lending; and (3) commercial lending including commercial and multi-family mortgage loans as well as commercial and industrial loans ("C&I" loans). The Bank has pursued loan diversification with the objective of enhancing yields and overall earnings levels.

      As a result of the emphasis on income producing property lending, commercial and multi-family mortgage loans have grown to represent the largest component of the loan portfolio over the last several years, equal to $91.0 million or 23.7% of total loans as of March 31, 2003. The Bank's income producing property loans are originated both internally and externally, with the externally originated loan volume (approximately 50% of the total in recent periods) generated through a relationship with a local broker. Importantly, while such income producing property lending has provided a ready outlet for investable funds, this portfolio has limited seasoning. Additionally, the origination of income producing property loans is primarily rate and term driven and is not reflective of a deeper underlying customer relationship. Thus, while such lending is perceived to enhance earnings, the enhancement to the franchise value is believed to be limited.

      Consumer and 1-4 family mortgage loans represent other core loan products offered by the Bank. Rainier Pacific offers a wide variety of loans including fixed and adjustable rate loans as well as hybrid loans (i.e., loans which are fixed for the first 3, 5, or 7 years of the loan and adjustable thereafter). Most 1-4 family mortgage loans are originated in conformance with the

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RP Financial, LC.
Page 1.7

secondary market guidelines to facilitate their potential resale. The historical consumer lending emphasis has resulted in the Bank's portfolio of credit card loans, auto loans originated directly by the Bank and other forms of consumer installment credit. Rainier Pacific also maintains a sizable portfolio of indirect auto loans which has been maintained for their relatively high yields and short average lives.

      Operations have been primarily funded with retail deposits attracted from the local area, and, to a lesser extent, borrowed funds. Historical credit union operations have resulted in a predominantly retail deposit portfolio, with core deposits (such as regular savings, money market and non-interest checking accounts) representing nearly 50% of current deposits. While these core deposits provide a stable low cost deposit base, they require a higher level of customer service relative to certificates of deposit ("CDs"). The Bank has emphasized customer convenience and service and has relocated and redesigned branches to more effectively serve its customer base. For similar reasons the Bank introduced alternative delivery mechanisms including ATMs, a telephone call center and Internet banking. Moreover, as noted in a discussion to follow, Rainier Pacific will be making substantial new investment in facilities and technology over the near term, with the objective of enhancing the Bank's ability to provide a high level of service to its customers which it believes will allow it to differentiate itself from the local competition.

      Borrowed funds have been utilized to supplement deposit funds, particularly when the perceived all-in cost of borrowings is perceived to provide lower funding costs than deposits. Additionally, borrowings have been employed by Rainier Pacific as an interest rate risk management tool to lengthen the duration of liabilities.

      Since 1994 management has pursued core customer relationship building through offering investment, insurance and financial planning products and services, which was further accelerated by the acquisition of a small insurance agency operating locally in December 2000. Rainier Pacific offers non-traditional financial services products through its sole wholly-owned subsidiary, Support Systems, Inc. ("SSI"), which currently does business as Rainier Pacific Financial Services ("RPFS"), and Rainier Pacific Insurance Agency ("RPIA"). Investment products offered through RPFS include mutual funds, debt, equity and government securities, retirement accounts, life insurance products and fixed and variable annuities. RPIA is engaged

RP Financial, LC.
Page 1.8

in the sale of insurance products, primarily personal lines including homeowners, vehicle, umbrella, and life insurance.

      As noted previously, Rainier Pacific is undertaking several major initiatives to enhance its infrastructure and office facilities, including significant capital investments in fixed assets and technology. In this regard, the Bank is planning to purchase or construct up to five branches during over the next several years. Up to three new branches will be established and will be designed to fill-in the existing branch structure while two existing branches will be relocated to new locations. Additionally, the Bank will be moving selected portions of its administrative offices to a new facility in 2004, located in the heart of Tacoma's central business district in downtown Tacoma. The facility will have approximately 40,000 square feet of office space, of which approximately 10,000 square feet will be used for the Bank's administrative functions while the balance will be leased to other tenants. The return from third party leases is expected to be relatively modest, once the leasable space becomes occupied. The administrative facility will also have approximately 20,000 square feet of retail space, of which approximately 4,000 square feet will be used by a relocated bank branch which is currently situated nearby in Tacoma. The new facility will be adequate for the Bank's needs for the foreseeable future. The total investment in the new administrative offices is expected to approximate $15.0 million upon its completion exclusive of tenant improvements and leasing costs.

      The Bank is in the process of upgrading its in-house electronic data processing ("EDP) system hardware and software this year, which is scheduled for completion in the latter half of 2003. The new system is being implemented with the objective of enhancing customer service as it will allow Rainier Pacific's customer service representatives to view the entire customer account relationship and allow customer service and sales issues to be more efficiently transferred between employees. Additionally, the new EDP system will offer enhanced customer relationship management technology ("CRM"), which will facilitate future marketing efforts and the ability to determine which customers are most profitable to Rainier Pacific. The total investment in this technology initiative which commenced in 2001 is estimated to approximate $10.4 million, inclusive of required outside professional services.

      Rainier Pacific will be seeking to leverage its infrastructure investments in office facilities and technology through balance sheet and fee income growth and on-going

RP Financial, LC.
Page 1.9

development of strong customer relationships, as it seeks to become a leading community bank in the markets served. In the near term, the Bank will incur substantial costs which will negatively impact profitability.

Balance Sheet Trends

      Growth Trends

      Growth trends over the last five years underscore the benefit derived from the expanded lending authority as a result of the Charter Conversion. For example, between December 31, 1998 and 2000, assets grew annually at a 6.9% rate while annual growth since December 31, 2000 has approximated 15.5% (see Table
1.1 for details; the detailed audited and unaudited financial statements are incorporated herein by reference as noted in Exhibit I-1, while key operating ratios are set forth in Exhibit I-2). The Bank's recent growth has reflected the ability to originate income producing property loans as well as loans outside the Pierce County and Federal Way markets. The majority of the asset and loan growth since the Charter Conversion has been funded with advances from the Federal Home Loan Bank of Seattle ("FHLB"), in view of the more favorable funding cost vis-a-vis the cost of deposits (including operating expenses) in the recent interest rate environment, particularly with regard to longer term fixed rate borrowings utilized to manage interest rate risk exposure. Borrowings have increased 33.2% annually since the end of fiscal 1998, while deposits have increased at a comparatively modest 4.6% rate over the corresponding time frame.

      Equity growth equaled 12.9% on a compounded annual basis since the end of fiscal 1998. Recent equity growth has been strong despite becoming fully taxable, as recent earnings have been supported by loan sale gains given the high level of refinancing activity in the current interest rate environment. The post-conversion equity growth rate is expected to fall well below historical levels given the anticipated marginal return on net conversion proceeds.

      Loans Receivable

      While the ratio of loans has ranged from 68% to 74% of assets, the loans/deposits ratio has experienced a pronounced increase of the last couple of years to more than 125%, as

RP Financial, LC.
Page 1.10

                                                                                Table 1.1
                                                                          Rainier Pacific Bank
                                                                        Historical Balance Sheets
                                                                     (Amount and Percent of Assets)

                                                                 For the Fiscal Year Ended December 31,
                                         ----------------------------------------------------------------------------------
                                                  1998                1999                 2000               2001(1)
                                         -------------------   ------------------   ------------------   ------------------
                                          Amount     Pct       Amount     Pct       Amount     Pct       Amount     Pct
                                          ------     ---       ------     ---       ------     ---       ------     ---
                                          ($000)     (%)       ($000)     (%)       ($000)     (%)       ($000)     (%)
Total Amount of:
Assets                                    $335,473   100.00%   $356,031   100.00%   $383,127   100.00%   $464,674   100.00%
Cash and Cash Equivalents                   19,894     5.93%      6,729     1.89%     17,029     4.44%      7,212     1.55%
Investment Securities                       42,251    12.59%     65,309    18.34%     75,681    19.75%     46,166     9.94%
Mortgage-Backed Securities                   1,164     0.35%        712     0.20%        534     0.14%     73,211    15.76%
FHLB Stock                                   3,289     0.98%      2,645     0.74%      3,801     0.99%      6,158     1.33%
Loans Receivable (net)                     249,095    74.25%    255,298    71.71%    269,509    70.34%    315,197    67.83%
Intangible Assets                                0     0.00%          0     0.00%        350     0.09%        315     0.07%
Deposits                                   253,858    75.67%    273,210    76.74%    280,988    73.34%    311,856    67.11%
Borrowed Funds                              51,017    15.21%     44,725    12.56%     62,920    16.42%    105,351    22.67%
Total Equity                                25,613     7.63%     28,484     8.00%     32,304     8.43%     37,430     8.06%

Loans/Deposits                                        98.12%               94.41%               97.27%              103.05%
IEA/IBL (Average)                                    108.02%              110.45%              111.50%              112.23%

Non-Performing Assets/Assets                           0.20%                0.22%                0.30%                0.20%
Allow. for Loan Losses as a % of:
   Total Loans Receivable                              1.10%                1.03%                1.09%                1.48%
   Non-Performing Loans                              453.93%              379.29%              326.98%              575.67%

Number of Full Service Offices                  10                            10                   10                   10

(1)   Charter Conversion completed January 1, 2001.

Source: Rainier Pacific's audited and unaudited financial statements.

                                                                      Table 1.1
                                                                Rainier Pacific Bank
                                                              Historical Balance Sheets
                                                           (Amount and Percent of Assets)

                                                       For the Fiscal Year Ended December 31,
                                            --------------------------------------------------------
                                                                                         Compounded
                                            -------------------                            Annual
                                                   2002          As of March 31, 2003   Growth Rate
                                            -------------------  --------------------   ------------

                                            Amount     Pct        Amount     Pct           Pct
                                            ------     ---        ------     ---           ---
                                            ($000)     (%)        ($000)     (%)           (%)
Total Amount of:
Assets                                      $499,457    100.00%   $530,935   100.00%       11.41%
Cash and Cash Equivalents                      8,613      1.72%      9,983     1.88%      -14.98%
Investment Securities                         49,636      9.94%     61,782    11.64%        9.35%
Mortgage-Backed Securities                    52,361     10.48%     51,699     9.74%      144.15%
FHLB Stock                                     8,006      1.60%      8,269     1.56%       24.22%
Loans Receivable (net)                       360,336     72.15%    377,380    71.08%       10.27%
Intangible Assets                                280      0.06%        271     0.05%        N.M.
Deposits                                     289,460     57.95%    307,019    57.83%        4.58%
Borrowed Funds                               156,793     31.39%    172,473    32.48%       33.19%
Total Equity                                  42,212      8.45%     42,888     8.08%       12.90%

Loans/Deposits                                          127.25%              125.61%
IEA/IBL (Average)                                       112.43%              111.92%

Non-Performing Assets/Assets                              0.18%                0.30%
Allow. for Loan Losses as a % of:
   Total Loans Receivable                                 1.66%                1.68%
   Non-Performing Loans                                1200.00%              538.85%

Number of Full Service Offices                              11                   11

(1)   Charter Conversion completed January 1, 2001.

Source: Rainier Pacific's audited and unaudited financial statements.

RP Financial, LC.
Page 1.11

borrowings have been increasingly utilized. Approximately 62.6% of the loan portfolio is comprised of real estate related loans. Income producing property loans comprise the largest segment of the loan portfolio, equal to 37.7% of the gross loan portfolio, as compared to less than 5% of the loan portfolio at the end of 1998. Income producing property loans are originated directly or through broker relationships and reflect the most significant component of recent loan portfolio growth. Residential mortgage loans secured by 1-4 family properties have been a relatively stable component of the loan portfolio, as the portfolio balance has fluctuated at a level under $100 million over the last five years, in part due to the active secondary market sales of long-term fixed rate loans in the recent low interest rate environment. Accordingly, the proportion of 1-4 family loans has diminished as the loan portfolio has expanded.

      The Bank also maintains a large portfolio of consumer loans (36.0% of gross loans), consisting primarily of automobile loans, credit card loans and a variety of other forms of consumer credit. Auto loans originated indirectly constitute approximately 70% of the auto loan portfolio, and approximately 40% of all consumer loans. Consistent with the experience of the 1-4 family mortgage loan portfolio, the consumer loan portfolio has fluctuated and actually realized a reduction in the last several years. Coupled with growth in the loan portfolio overall, the consumer loan portfolio has diminished from 58.0% of loans in fiscal 1998, to 36.0% of loans as of March 31, 2003.

      Cash, Investments and Mortgage-Backed Securities

      Rainier Pacific's preference is to deploy the majority of assets into loans while maintaining required liquidity. The Bank anticipates initially reinvesting the net conversion proceeds into investments with shorter maturities, pending longer-term deployment primarily into loans.

      As of March 31, 2003, the Bank's cash and investments portfolio totaled $123.5 million, or 23.3% of total assets, and was comprised of non-interest bearing cash and cash equivalents ($9.9 million), mortgage-backed securities ("MBS") ($51.7 million), U.S. Government and agency securities ($31.2 million), and other high quality investment securities including corporate and municipal bonds, and preferred term securities ($25.4 million). Additionally, the Bank maintains a modest investment in FHLB stock with a book value of $8.3

RP Financial, LC.
Page 1.12

million as of March 31, 2003. During 2001, the Bank shifted the composition of its investment securities in favor of MBS, ending the year with $73.2 million, for yield and interest rate risk management purposes. Since that time, the MBS balance has declined to $51.7 million due to prepayments. Securities classified as available-for-sale ("AFS") totaled $63.2 million as of March 31, 2003, while investments held-to-maturity equaled $50.3 million.

      Funding Structure

      The Bank's assets were largely funded by deposits, supplemented by borrowings and retained earnings, as of March 31, 2003. Retail deposits have consistently met the substantial portion of Rainier Pacific's funding needs, supplemented by an increasing level of borrowings in recent periods. Partially as a result of the former credit union charter, the Bank maintains a strong level of core deposit accounts, which totaled $151.9 million, or 49.5% of total deposits, as of March 31, 2003. While savings and transaction accounts comprise the largest portion of deposits in aggregate, CDs comprise the single largest segment of deposits and equaled $155.1 million, or 50.5% of total deposits. In comparison, checking and money market accounts totaled $109.7 million, or 35.7% of deposits and savings accounts totaled $42.2 million, or 13.7% of deposits.

      As of March 31, 2003, borrowed funds consisting solely of $172.5 million of FHLB advances, equal to 32.5% of total assets. The Bank expects to continue to utilize borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. The level of borrowings has increased since the end of fiscal 2000, largely to fund loan growth achieved during the period; Rainier Pacific's current agreement with the FHLB limits advances to a level of 45% of assets.

      Equity

      Net income and a favorable interest rate environment (which led to positive valuation adjustments on the AFS investment portfolio) supported annual equity growth of 12.9% since fiscal 1998. Unrealized gains and losses in the AFS investment portfolio, net of taxes, are reflected as an adjustment to stockholder's equity. As shown below, the AFS adjustment has

RP Financial, LC.
Page 1.13

increased in the last couple of years, due to declining interest rates and the Bank's limited sale of investments, but the overall impact has been limited.

                                  AFS           AFS Adjustment
                              Adjustment            as % of
                                Amount           Total Equity
                                ------           ------------
                                ($000)                (%)

At December 31, 2001             $340                0.91%
At December 31, 2002             $828                1.96%
At March 31, 2003                $719                1.68%

      The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2003, qualifying as a "well capitalized" institution. The addition of conversion proceeds will serve to further strengthen Rainier Pacific's capital position. The equity growth is expected to slow on a post-conversion basis as the equity increases, reinvestment yields are anticipated to fall below portfolio yields and as a result of potential dividend payments.

Income and Expense Trends

      In examining the Bank's historical earnings and profitability, it is important to recognize the impact of certain corporate changes. Specifically, the Bank's net income through fiscal year 2000 reflects a non-taxable position, whereas subsequent earnings were taxable. The Bank's earnings for fiscal 2001 reflect a large one-time benefit related to the establishment of a deferred tax asset on the outstanding balance of valuation allowances concurrent with the Charter Conversion. Due to the change in tax status, for comparative purposes, we have also analyzed the Bank's earnings prior to the Charter Conversion assuming a 34% tax.

      Rainier Pacific's net income for the 12 months ended March 31, 2003, totaled $4.1 million, equal to 0.83% of average assets (see Table 1.2). Earnings for the most recent 12 month period were supported by gains on the sale of investments and fixed rate loans, as well as fixed assets. Since the Bank's reported earnings reflect a number of one-time events and were not taxable prior to 2001, more meaningful analyses include (1) net operating income and (2) core net income whereby 1998-2000 earnings are assumed to have been subject to income taxes. The

RP Financial, LC.
Page 1.14

                                                              Table 1.2
                                                        Rainier Pacific Bank
                                                    Historical Income Statements

                                                                     For the Fiscal Year Ended December 31,
                                                 ----------------------------------------------------------------------
                                                          1998                     1999                    2000
                                                 ----------------------------------------------------------------------
                                                  Amount      Pct(1)      Amount       Pct(1)     Amount       Pct(1)
                                                  ------      ------      ------       ------     ------       ------
                                                  ($000)       (%)        ($000)        (%)       ($000)        (%)

Interest Income                                  $ 25,479       12.04%   $ 27,607        7.91%   $ 30,056       8.19%
Interest Expense                                  (12,424)      -5.87%    (13,001)      -3.73%    (15,707)     -4.28%
                                                 --------    --------    --------    --------    --------    -------
  Net Interest Income                            $ 13,055        6.17%   $ 14,606        4.19%   $ 14,349       3.91%
Provision for Loan Losses                          (3,015)      -1.43%     (2,070)      -0.59%     (1,680)     -0.46%
                                                 --------    --------    --------    --------    --------    -------
  Net Interest Income after Provisions           $ 10,040        4.75%   $ 12,536        3.59%   $ 12,669       3.45%

Other Operating Income                              3,586        1.69%      4,278        1.23%      5,155       1.40%
Operating Expense                                 (11,578)      -5.47%    (13,758)      -3.94%    (14,853)     -4.05%
                                                 --------    --------    --------    --------    --------    -------
  Net Operating Income                           $  2,048        0.97%   $  3,056        0.88%   $  2,971       0.81%

Non Operating Income
Net Gain(Loss) on Sale of Investments            $    145        0.07%   $   --          0.00%   $   --         0.00%
Net Gain(Loss) on Sale of Loans                       220        0.10%        141        0.04%         93       0.03%
Net Gain(Loss) on Sale of Fixed Assets                  0        0.00%      1,305        0.37%        202       0.06%
                                                 --------    --------    --------    --------    --------    -------
    Net Non-Operating Income                     $    364        0.17%   $  1,446        0.41%   $    295       0.08%

Net Income Before Tax                            $  2,412        1.14%   $  4,502        1.29%   $  3,266       0.89%
Income Taxes                                            0        0.00%          0        0.00%          0       0.00%
                                                 --------    --------    --------    --------    --------    -------
 Net Income (Loss) Before Extraord. Items        $  2,412        1.14%   $  4,502        1.29%   $  3,266       0.89%

Estimated Core Net Income
Net Income                                       $  2,412        1.14%   $  4,502        1.29%   $  3,266       0.89%
Addback(Deduct): Non-Recurring (Inc)/Exp             (364)      -0.17%     (1,446)      -0.41%      (295)      -0.08%
Tax Effect (1)                                       --          0.00%       --          0.00%      --          0.00%
                                                 --------    --------    --------    --------    --------    -------
  Estimated Core Net Income                      $  2,048        0.97%   $  3,056        0.88%   $  2,971       0.81%

Estimated Core Income
if Taxable at a 34% Effective Tax Rate           $  1,352        0.64%   $  2,017        0.58%   $  1,961       0.53%

Memo:
    Expense Coverage Ratio (2)                     112.76%                 106.16%                  96.61%
    Efficiency Ratio (3)                            69.58%                  72.86%                  76.15%
    Effective Tax Rate                               0.00%                   0.00%                   0.00%

(1)   Reflects effective tax rate for each period.
(2)   Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).
(4) Reflects pre-tax net income adjusted to excluded non-operating income tax-effected at a 34% rate.

Source: Rainier Pacific's audited and unaudited financial statements.


                                              For the Fiscal Year Ended December 31,         For the Twelve Months
                                                          2001                   2002         Ended March 31, 2003
                                              --------------------------------------------------------------------
                                                   Amount     Pct(1)    Amount      Pct(1)      Amount    Pct(1)
                                                   ------     ------    ------      ------      ------    ------
                                                   ($000)      (%)      ($000)       (%)       ($000)     (%)
Interest Income                                   $ 33,611      7.87%   $ 34,251       7.18%   $ 34,583      7.05%
Interest Expense                                   (16,221)    -3.80%    (11,983)     -2.51%    (11,553)    -2.36%
                                                  --------    -------   --------    -------    --------    ------
  Net Interest Income                             $ 17,390      4.07%   $ 22,268       4.67%   $ 23,030      4.70%
Provision for Loan Losses                           (4,400)    -1.03%     (3,525)     -0.74%     (3,900)    -0.80%
                                                  --------    -------   --------    -------    --------    ------
  Net Interest Income after Provisions            $ 12,990      3.04%   $ 18,743       3.93%   $ 19,130      3.90%

Other Operating Income                               5,418      1.27%      5,920       1.24%   $  5,968      1.22%
Operating Expense                                  (17,776)    -4.16%    (20,437)     -4.28%    (21,505)    -4.39%
                                                  --------    -------   --------    -------    --------    ------
  Net Operating Income                            $    632      0.15%   $  4,226       0.89%   $  3,593      0.73%

Non Operating Income
Net Gain(Loss) on Sale of Investments             $    410      0.10%   $    470       0.10%   $    333      0.07%
Net Gain(Loss) on Sale of Loans                      1,140      0.27%      1,622       0.34%      2,044      0.42%
Net Gain(Loss) on Sale of Fixed Assets                 181      0.04%        204       0.04%        198      0.04%
                                                  --------    -------   --------    -------    --------    ------
    Net Non-Operating Income                      $  1,731      0.41%   $  2,296       0.48%   $  2,575      0.53%

Net Income Before Tax                             $  2,363      0.55%   $  6,522       1.37%   $  6,168      1.26%
Income Taxes                                         1,352      0.32%     (2,228)     -0.47%     (2,093)    -0.43%
                                                  --------    -------   --------    -------    --------    ------
 Net Income (Loss) Before Extraord. Items         $  3,715      0.87%   $  4,294       0.90%   $  4,075      0.83%

Estimated Core Net Income
Net Income                                        $  3,715      0.87%   $  4,294       0.90%   $  4,075      0.83%
Addback(Deduct): Non-Recurring (Inc)/Exp            (1,731)    -0.41%     (2,296)    - 0.48%     (2,575)    -0.53%
Tax Effect (1)                                        (990)    -0.23%        784       0.16%        874      0.18%
                                                  --------    -------   --------    -------    --------    ------
  Estimated Core Net Income                       $    994      0.23%   $  2,782       0.58%   $  2,374      0.48%

Estimated Core Income
if Taxable at a 34% Effective Tax Rate            $    417 (4)  0.10%

Memo:
    Expense Coverage Ratio (2)                       97.83%               108.96%                107.09%
    Efficiency Ratio (3)                             77.94%                72.50%                 74.16%
    Effective Tax Rate                              -57.22%                34.16%                 33.93%

(1)   Reflects effective tax rate for each period.
(2)   Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).
(4) Reflects pre-tax net income adjusted to excluded non-operating income tax-effected at a 34% rate.

Source: Rainier Pacific's audited and unaudited financial statements.

RP Financial, LC.
Page 1.15

Bank's net operating income (pre-tax) prior to the Charter Conversion ranged from $2.4 to $3.1 million, representing from 0.88% to 1.14% of average assets. Net operating income declined to $0.6 million in 2001, or 0.15% of average assets, due to increased provision for loan losses (given the growth in loans overall and income producing property loans in particular) and higher operating expenses with the product diversification strategy. The decline in net operating income was moderated by the increased balance sheet growth, in part reflecting increased borrowings and loans and MBS. Net operating income subsequently increased to $4.2 million in 2002 (0.89 of average assets), before declining to $3.6 million (0.73% of average assets) for the most recent 12 months.

      On a core after-tax basis, excluding non-recurring gains and losses and incorporating a tax effect equal to 34% pre-tax income for all years prior to fiscal 2000, earnings have ranged between $0.4 million (0.10% of average assets) in fiscal 2001 to $2.8 million (0.58% of average assets) reported in fiscal 2002. The Bank's after-tax core income trended downward between fiscal 1999 and fiscal 2001, primarily as a result of higher loan loss provisions established in conjunction with growth of high risk-weight loans and as a result of Rainier Pacific's growth and expansion strategy, which increased infrastructure related costs. Core earnings improved in fiscal 2002 as the Bank realized the benefit of balance sheet growth in the prior year, and as loan loss provisions declined, measured in both dollar terms and as a percentage of average assets. Trends with regard to the components of the Bank's earnings are explained more fully below.

      Net Interest Income

      Rainier Pacific's net interest income has increased over the last five fiscal years, primarily reflecting balance sheet growth and favorable changes in the yield curve. In this regard, prior to the Charter Conversion when balance sheet growth was comparatively modest, the growth in net interest income was also modest, approximating $14.3 million in the last year as a credit union, or 3.91% of average assets. Following the Charter Conversion, net interest income increased to $17.4 million in fiscal 2001 (4.07% of average assets) and $22.3 million in fiscal 2002 (4.67% of average assets). For the 12 months ended March 31, 2003, net interest income equaled $23.0 million, or 4.70% of average assets. Recent growth in net interest income reflects both balance sheet growth and the recent declining interest rate environment, which has

RP Financial, LC.
Page 1.16

led the Bank's cost of funds to decline more rapidly than the yield on interest-earning assets. Assets yield have been supported by the presence of rate floors and certain prepayment penalties on the income property loans (for the first three years). Given the reduction in interest rates over the last several years, many income producing property loans are at their contractual lower limit and, in effect, have become fixed rate loans in the prevailing interest rate environment.

      The foregoing characteristics of the portfolio of interest-earning assets, coupled with the short repricing structure of funding liabilities, supported recent growth in the Bank's interest rate spreads as interest rates declined. Specifically, the Bank's interest rate spread increased from 3.75% in fiscal 2001, to 4.51% in fiscal 2002 and 4.52% during the three months ended March 31, 2003. Details regarding the Bank's yields, costs and spreads are included as
Exhibit I-4. The Bank's interest rate spreads may be at or near peak levels as significant further reductions in funding costs may be difficult to achieve in the current low rate environment (the cost of funds was equal to 2.54% for the three months ended March 31, 2003). Additionally, asset yields are expected to come under pressure as higher rate loans continue to refinance and as the income producing property loan portfolio ages past the contractual prepayment penalty dates. Further, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.

      Loan Loss Provisions

      Provisions for loan losses have historically been at relatively high levels for the Bank reflecting the large balance of consumer loans, including auto and credit card loans which have a relatively high rate of chargeoffs. Loan loss provisions have remained relatively high as a result of several factors, including: (1) substantial growth in total loans, including income producing property loans; (2) the Bank's limited experience historically with respect to income producing property lending; and (3) weakness in the Tacoma economy, including deterioration of the technology sector and Asia-related trade. Going forward, the Bank will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Bank's asset classification and loss reserve policies, as necessary.

RP Financial, LC.
Page 1.17

      Non-Interest Income

      Non-interest income is at relatively high levels in comparison to the industry averages, primarily reflecting the high level of fee income generated through the Bank's deposit accounts, including NSF charges and interchange fees. Additionally, Rainier Pacific's non-interest income reflect the diversification of the Bank's operations to emphasize non-traditional products and services such as investment and insurance products and financial planning services. Importantly, while such revenue diversification has resulted in higher non-interest income being generated by the Bank, it has increased the Bank's operating costs as well.

      Non-interest income totaled $6.0 million for the 12 months ended March 31, 2003, equal to 1.22% of average assets. Non-interest income is expected to remain at relatively high levels in the future, but may decline as a percent of average assets as the balance sheet continues to grow. Non-interest income may likely continue to increase in dollar terms however as the Bank seeks to increase sales of its insurance and investment products.

      Operating Expenses

      The Bank has typically operated with a relatively high level of operating expenses, reflecting a comparatively greater number of labor intensive transaction accounts and smaller consumer loans, emphasis on generating non-interest revenue, and the higher level of fixed assets given the newness of a number of the office locations as a result of implementation of the 1994 branch relocation strategy.

      After gradually increasing through fiscal 2000, operating expenses have subsequently increased at a more rapid pace, in part reflecting the additional compensation, marketing, and other costs related to Rainier Pacific's expanded lending activities. Additionally, the Bank has incurred expenses to its major technology initiative which has also caused expenses to increase at a rate in excess of asset growth. As a result, operating expenses increased from $17.8 million (4.16% of average assets) in fiscal 2001, to $20.4 million (4.28% of average assets) in fiscal 2002. For the 12 months ended March 31, 2003, operating expenses totaled $21.5 million, equal to 4.39% of average assets.

RP Financial, LC.
Page 1.18

      Operating expenses are expected to increase following the conversion as a result of the expense of the stock-related benefit plans, the cost related to operating as a public company and as a result of long-term plans to continue to expand the branch network. With regard to this latter factor, the Bank will be establishing three new branches and relocating two branch offices over the next several years, while also constructing a new administrative facility in downtown Tacoma (a portion of which will be leased to third parties for the purpose of generating rental income). Moreover, the Bank has implemented a major technology initiative centered around the development of a new in-house EDP system. Together, the new office facilities and technology initiative will result in total capital expenditures of approximately $26 million in fiscal 2003 and 2004. The resulting depreciation expense from these capital expenditures will be costly; the Bank will be seeking to offset such costs through growth and increased efficiency.

      Non-Operating Income/Expense

      Non-operating income and expense items have been a significant factor in the Bank's operations. In this regard, gains on the sale of loans have been the most significant contributor to the Bank's non-operating revenues reflecting the regular impact of secondary market loans sales. Other significant non-operating items include gains on the sale of investments and fixed assets. The gains on the sale of loans and investments are primarily interest rate related in that the declining interest rate environment has spurred refinancing and the generation of gains on investments held for sale. For the 12 months ended March 31, 2003, net non-operating income totaled $2.6 million, equal to 0.53% of average assets. From a valuation perspective, we will give less weight to non-recurring gains.

      Taxes

      Prior to January 1, 2001, Rainier Pacific incurred no tax liabilities due to its exempt status as a credit union. Following the Charter Conversion, the Bank became subject to standard taxation, which has approximated 34% which reflects the Bank's marginal federal tax rate.

RP Financial, LC.
Page 1.19

      Efficiency Ratio

      The Bank's efficiency ratio has fluctuated and reflects that earnings growth has primarily been the result of increased gains on sale of assets and overall balance sheet growth rather than any fundamental improvement in the Bank's core operations. For the 12 months ended March 31, 2003, Rainier Pacific's efficiency ratio equaled 74.16%, which is within the range exhibited for the last five fiscal years (68.09% to 77.94%). The foregoing efficiency ratio differs from the ratio disclosed in the prospectus in that RP Financial believes it is appropriate to exclude non-operating income and expenses from the ratio; the same treatment will be applied to the Peer Group's efficiency ratio in the Peer Group comparative analysis in a section to follow. On a post-offering basis, the efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the costs of developing the Bank's infrastructure as well as public company and stock plans expenses) may limit the improvement. By industry standards, the Bank's efficiency ratio is less favorable.

Interest Rate Risk Management

      The primary aspects of the Bank's interest rate risk management include:

      o Originating consumer loans with adjustable rate features including home equity, personal lines of credit, and credit cards, as well as fully-amortizing intermediate term auto loans;

      o     Emphasizing   the   origination   of  adjustable   rate  1-4  family
            residential mortgage loans and selling a portion of longer-term fixed-rate loans originated to the secondary market;

      o Diversifying into other types of short-term or adjustable rate lending, including primarily commercial, construction and consumer lending;

      o Continuing to build a community bank orientation so as to facilitate further growth in the already strong level of fee income generated through fee generating transaction accounts, loan relationships and the sale of non-traditional products and services;

      o Maintaining a reasonably short-term investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

RP Financial, LC.
Page 1.20

      o Utilizing term FHLB advances when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities; and

      o Maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities.

      These strategies have generally served to increase the sensitivity of Bank's assets to changes in interest rates and lengthen the duration of liabilities. The Board of Directors on an on-going basis assesses the Bank's interest rate risk by examining factors such as asset/liability repricing, investments, capital and liquidity. Rainier Pacific primarily utilizes interest rate risk reports prepared by the Federal Home Loan Bank of Seattle on a quarterly basis to review the level of interest rate risk. As of March 31, 2003, Rainier Pacific's expected change in net portfolio value ("NPV") under a 200 basis point increase in interest rates was a negative 82 basis points and the post-shock NPV ratio equaled 7.15% (see Exhibit I-5 for a detailed presentation of the rate shock analysis). Moreover, the Bank's interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets.

      Overall, the data suggests the Bank's earnings would be negatively impacted by rising interest rates, although Bank has been somewhat successful in reducing its exposure to interest rate risk. At the same time, there are numerous limitations inherent in such analyses, such as the credit risk of Bank's adjustable rate loans in a rising interest rate environment.

Lending Activities and Strategy

      Throughout most of its history, Rainier Pacific's lending strategy focused on consumer lending which is typical of many credit unions and, to a lesser extent, residential mortgage lending. However, Rainier Pacific has developed and implemented a three prong lending strategy which has focused on: (1) consumer loans including loans including primarily auto and credit card loans; (2) residential mortgage lending; and (3) commercial lending including commercial and multi-family mortgage loans as well as commercial and industrial loans (to be implemented in 2004). The Bank has pursued loan diversification with the objective of enhancing yields and overall earnings levels; the recent emphasis on mortgage lending is believe

RP Financial, LC.
Page 1.21

to have reduced Rainier Pacific's credit risk exposure. Details regarding the Bank's loan portfolio composition are included in Exhibits I-6, I-7 and I-8.

      Residential Lending

      As of March 31, 2003, 1-4 family first mortgage loans equaled $95.6 million, or 24.9% of total loans. Rainier Pacific originates both fixed rate and adjustable rate 1-4 family loans; the Bank's general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate loans for portfolio (15 year maturities or less) although the Bank may retain longer term loans depending upon numerous considerations including the impact to the Bank's estimated interest rate risk exposure.

      The Bank originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 95.0%, with private mortgage insurance ("PMI") being required for loans in excess of a 80.0% LTV ratio. Essentially all of the 1-4 family mortgage loans originated by Rainier Pacific are conforming to secondary market standards and are secured by residences in the service area covered by the Bank's branch office network.

      As a complement to the 1-4 family first mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans as well as variable rate lines of credit. Many of the home equity loans extended by the Bank are to first mortgage borrowers of Rainier Pacific.

      Commercial and Multi-Family Mortgage Lending

      Commercial lending has become an increasingly important part of Rainier Pacific's lending activities over the last decade, as the Bank has gradually built these loan portfolios. The balance of commercial real estate and multi-family mortgage loans has increased to $66.3 million (17.3% of loans) and $78.6 million (20.5% of loans), respectively, as of March 31, 2003.

      Commercial real estate/multi-family loans are only extended to local borrowers and are secured by local properties. The maximum loan-to-value ratio for multi-family real estate loans is generally 80% on purchases and 75% on refinances. The maximum loan-to-value ratio for commercial real estate loans is generally 75% for both purchases and refinances. The Bank

RP Financial, LC.
Page 1.22

requires appraisals of all properties securing multi-family real estate loans. Appraisals are performed by independent appraisers designated by the Bank. The Bank requires commercial real estate multi-family loan borrowers with outstanding balances in excess of $250,000 to submit annual financial statements and rent rolls on the subject property. The Bank also inspects the subject property at least every two years if the loan balance exceeds $500,000, and generally requires a minimum pro forma debt coverage ratio of 1.20 times for loans secured by both multi-family and commercial properties. Additionally, personal guarantees are required on nearly all of the commercial real estate and multi-family loans originated by Rainier Pacific (although seldom, exceptions may be made on loans with very low LTV ratios).

      Commercial real estate and multi-family loans originated by the Bank are collateralized by local properties, consisting primarily of small office buildings, retail centers, family-type business establishments, mini-storage, and apartment buildings. The Bank's commercial real estate and multi-family loan portfolio has exhibited growth in recent years, and has grown proportionally to total loans. As of March 31, 2003, the largest commercial real estate or multi-family loan in the Bank's portfolio had a principal balance of $5.6 million, in comparison to the current loans to one borrower regulatory limit of $6.4 million. However, the typical balance of a commercial/multi-family mortgage is much lower, generally in the range of $500,000 to $2.0 million. The Bank's largest aggregate loans to one borrower relationship is $6.0 million, comprised of three multi-family real estate loans. Given the competition for mortgage financing in the secondary market for 1-4 family loans, commercial real estate and multi-family lending provides the Bank with an opportunity to remain fully invested in loans without accepting undue interest rate risk. In this regard, the majority of the Bank's commercial real estate and multi-family loans have repricing or call provisions within the first five to ten years of the loan which limit the interest rate risk exposure in the event of significant and sustained increase in interest rate levels.

      Construction Loans

      Construction loans comprised the balance of the Bank's mortgage loan portfolio, amounting to $3.7 million at March 31, 2003. Rainier Pacific principally makes two types of loans within its residential construction loan program, speculative construction loans to builders

RP Financial, LC.
Page 1.23

and custom construction loans to consumers. Construction loans typically require payment of interest only during the construction period and are extended for up to one year. The Bank originates construction loans up to a LTV ratio of 90% on custom construction loans to consumer customers and 80% LTV ratios on residential builder construction loans, with the rate offered on builder loans typically exceeding the Bank's 1-4 family loan rate. The number of loans extended to a builder at one time is dependent upon the financial strength and credit history of the builder. Custom construction/permanent loans will be made to owners and converted to permanent loans at the end of the construction phase. The Bank also will originate commercial construction loans, typically for the purpose of constructing an owner-occupied structure. The origination of construction loans is expected to be an area of future growth for the Bank, limited by an established portfolio allocation which provides for a maximum investment in construction loans of $25 million. The Bank has recently employed a loan officer who will specialize in the origination of construction loans in order to achieve the targeted growth objective for the portfolio.

      Non-Mortgage Loans

      The consumer loan portfolio consists primarily of automobile loans, supplemented by credit card loans and a variety of other forms of consumer credit. Auto loans originated indirectly constitute approximately 70% of the auto loan portfolio, and approximately 40% of all consumer loans; auto loans totaled $61.9 million, equal to 16.12% of total loans at March 31, 2003. Credit card loans amounted to $24.3 million, or 6.33% of total loans at March 31, 2003. As of March 31, 2003, consumer loans totaled $138.3 million, equal to 36.04% of total loans.

      Rainier Pacific has also originated a limited number of commercial and industrial loans ("C&I loans") on an accommodative basis to current customers, which it believes is a natural extension of its lending activities. C&I loans, while only a modest portion of the portfolio currently, are targeted for future growth and the Bank expects to employ several additional loan officers to facilitate its efforts in this regard.

RP Financial, LC.
Page 1.24

      Loan Originations, Purchases and Sales

      Residential mortgage loan originations primarily come from branch personnel. Personal Bankers are located in the branches and are responsible for handling walk-in traffic and customers calling into Rainier Pacific. Additionally, the Bank employs one loan originator whose focus is on residential construction lending. In recent periods, the branch-based Personal Bankers have originated approximately 85% of the Bank's residential mortgage loan volume (the remainder is generated through referrals and direct solicitation).

      The Bank has one commissioned loan producer solicit and originate commercial real estate/multi-family mortgage loans for the Bank throughout the entire market area. Rainier Pacific also originates and purchases multi-family mortgage loans from various mortgage bankers and brokers operating in its market. The purchased loans are underwritten to conform to the Bank's guidelines. Over the last several years, approximately one-half of the commercial and multi-family mortgage loans have been originated through one broker relationship while the balance of loans have been originated through in-house personnel.

      Consumer loans are generated in two fashions. Direct loans are typically made to customers of the Bank and are made through applications taken at the branch offices by Rainier Pacific's Personal Bankers. The Bank also utilizes direct mail marketing and out-bound customer calls to increase loan volumes.

      Automobile loans are also originated on an indirect basis through relationships with approximately 85 automobile dealerships in the Tacoma-Seattle metropolitan area (the majority are originated through the top 25 dealers). Auto loans are secured by both new and late model used cars and are originated in a procedure whereby Bank personnel process and underwrite the loans to Bank standards using information provided by the dealers. All borrower information is confirmed by the Bank before an automobile loan is approved. The portfolio balance of auto loans has been relatively stable over the last several years as the Bank has not been seeking to increase its exposure to this area of lending.

      Exhibit I-9, which shows the Bank's recent data regarding loan originations, repayments and sales, reflects the impact of the high level of refinancing activity and portfolio growth for the Bank. In this regard, total loan originations have increased from $81.0 million in

RP Financial, LC.
Page 1.25

fiscal 2000, to $172.1 million and $204.9 million in fiscal 2001 and 2002, respectively. Growth in loan origination volumes has primarily been realized in mortgages, as 1-4 family loan volume has been spurred by refinancing, while Income Producing Property Loan originations have increased in order to achieve targeted expansion. Loan purchases have been limited while sales of 1-4 family loans have been relatively strong reflecting the Bank's limited appetite for longer-term fixed rate loans which are currently receiving the greatest market demand.

      As referenced above, a large portion of Rainier Pacific's income producing property loans and auto loans are originated through broker and auto dealer relationships, respectively. Additionally, refinancing activity has been very high which is not anticipated to continue into the future at the current level. Thus, loan originations from internally generated sources (excluding loans originated for resale) approximated only 40% of total loans originated in fiscal 2002.

Asset Quality

      Rainier Pacific has historically maintained relatively strong asset quality and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-10, the NPA balance totaled $1.582 million, equal to 0.30% of total assets. Additionally, the Bank maintains a significant coverage ratio as the ratio of allowances to total loans and NPAs equaled 1.68% and 407.71%, respectively (see Exhibit I-11).

      While Rainier Pacific's asset quality has been strong, we believe there is a significant risk factor which is not reflected in the data. Specifically, the Bank's asset base is primarily comprised of high risk-weight loans including Income Producing Property Loans and consumer loans (both secured and unsecured). Additionally, the Income Producing Property Loan Portfolio has limited seasoning; the portfolio has increased by $133.2 million since the end of fiscal 1998 which accounts for substantially all of the loan growth realized by the Bank over the period. Moreover, the Income Producing Property Loan portfolio reflects some very large loan relationships which further increases the Bank's credit risk exposure. The limited seasoning of the portfolio is important since asset quality problems in mortgage loans often do not initially arise until after several years of seasoning.

RP Financial, LC.
Page 1.26

Funding Composition and Strategy

      As of March 31, 2003, the Bank's assets were funded primarily with deposits, and, to a lesser extent, borrowings and retained earnings (see Exhibits I-12 through I-14).

      Deposits

      The primary funding for the Bank is retail deposits raised through the 11 branch retail network, the call center, and to a lesser degree, the Internet. As shown in Exhibit I-12, CDs constituted the largest portion of the deposit base, in aggregate equal to 50.5% of total deposits as of March 31, 2003. Savings accounts comprised 13.7% of total deposits, while transaction accounts, consisting of non-interest bearing checking, interest-bearing checking and MMDA comprised the balance of deposits at 35.7%. The majority of customers have deposit balances of less than $100,000. Jumbo CD balances as of March 31, 2003, totaled $30.4 million, or 9.9% of total deposits. Typically, the Bank does not solicit brokered CDs and currently has none in portfolio.

      Borrowings

      Borrowings have been utilized primarily as a supplemental funding source to fund lending and investment security activity. As of March 31, 2003, borrowed funds consisted of $172.5 million of Federal Home Loan Bank (FHLB) advances. Maturities on Rainier Pacific's portfolio of borrowed funds extend out to as long as nine years (2012). Borrowed funds have been employed both as a liquidity management tool (i.e., to bolster funds when deposits fall short of the Bank's requirements), as an earnings tool (i.e., to increase interest-earning assets through leverage), and as an interest rate risk management tool (i.e., a means of locking in longer term funds). The Bank will continue to utilize borrowings as a supplemental funding source in the future, generally for these same purposes.

Subsidiary

      Rainier Pacific has one first-tier subsidiary that operates two principal business units. The Bank's subsidiary is Support Systems, Inc. ("SSI"), which currently does business as; Rainier Pacific Financial Services, and Rainier Pacific Insurance Agency.

RP Financial, LC.
Page 1.27

      RPFS is the operating unit through which Rainier Pacific offers alternative financial products and services such as mutual funds, debt, equity and government securities, retirement accounts, life insurance products and fixed and variable annuities. Such products are currently offered through a contractual arrangement with a third party broker/dealer, PrimeVest Financial Services Inc.

      RPIA is a full service insurance agency engaged in the sale of insurance products, primarily personal lines including homeowners, vehicle, umbrella, and life insurance.

Legal Proceedings

      Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

      Rainier Pacific conducts operations out of 11 branch offices in Pierce County (10 branches) and southern King County (1 branch) markets. Each branch location has a 24 hour ATM machine and the Bank also operates seven stand alone ATMs within the Pierce and southern King County market. The Tacoma market has recently been impacted by adverse trends in several of its major industries including electronics, aerospace and shipping/transportation (particularly Asia-related trade). However, long-term growth trends are believed to be favorable as Rainier Pacific's market area continues to maintain a highly educated and motivated workforce, and the Seattle metropolitan area remains a relatively desirable place to live for many.

      The Bank intends to continue expanding its regional branch office network and is planning to purchase or construct five branches, which includes up to three new branches and two branches targeted for relocation. Moreover, Rainier Pacific will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Bank's office coverage is set forth in the map on the following page and details regarding the Bank's offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Market Area Demographics

      Table 2.2 presents information regarding the demographic and economic trends for the Bank's market area from 1990 to 2002 and projected through 2007. Data for the nation and the State of Washington is included for comparative purposes. The data reflects that the Bank's market has been growing relatively rapidly through the 1990s and that demographic growth is forecasted to continue, notwithstanding the near-term recessionary environment, the long-term fundamentals in Rainier Pacific's markets are believed to be strong. Likewise, while income levels in Pierce County are below the state average, income levels are favorable in relation to the national averages. Moreover, projected growth rates in household income for the period through 2007 are expected to be strong (in the range of 20% to 25% for Pierce County and 32% to 34%

RP Financial, LC.
Page 2.2

for King County), which will favorably influence demand for the products and services offered by financial services providers operating in the market.

      Future growth opportunities for Rainier Pacific depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of Rainier Pacific's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank, and will be factored into our valuation analysis accordingly.

                                    Table 2.1
                              Rainier Pacific Bank
                                Branch Locations

                                     [MAP]

                                    Table 2.2
                              Rainier Pacific Bank
                            Summary Demographic Data

                                     Base        Current      Projected     % Change       % Change
                                     1990         2002           2007       1990-2002     2002-2007
                                     ----         ----           ----       ---------     ---------
State of Washington
Total Population:                   4,866,692    6,041,351     6,438,117         24.14          6.57
  0-14 Age Group (%):                      22           21            20         18.67          3.01
  15-34 Age Group (%):                     31           28            28         10.11          6.25
  35-54 Age Group (%):                     27           31            30         42.85          3.82
  55+ Age Group (%):                       20           20            22         27.17         14.96

Total Households:                   1,872,431    2,330,077     2,488,112         24.44          6.78
  $0-24K Households (%):                   39           21            16        -34.70        -17.55
  $25-50K Households (%):                  37           26            23        -11.07         -5.17
  $50K+ Households (%):                    24           53            61        172.45         22.06

Average Household Income:              38,218       70,368        88,347         84.12         25.55
Median Household Income:               31,181       53,327        64,394         71.02         20.75
Per Capita Income:                     14,900       27,554        34,616         84.93         25.63

King County
Total Population:                   1,507,312    1,773,246     1,868,104         17.64          5.35
  0-14 Age Group (%):                      19           19            18         13.44          1.95
  15-34 Age Group (%):                     33           30            29          4.52          4.98
  35-54 Age Group (%):                     29           33            32         33.85          2.59
  55+ Age Group (%):                       19           19            21         20.48         13.95

Total Households:                     615,789      726,395       766,972         17.96          5.59
  $0-24K Households (%):                   32           12             8        -54.46        -33.93
  $25-50K Households (%):                  36           19            14        -39.09        -20.67
  $50K+ Households (%):                    32           69            78        155.61         19.83

Average Household Income:              44,951       95,899       127,984        113.34         33.46
Median Household Income:               36,179       74,485        98,326        105.88         32.01
Per Capita Income:                     18,552       39,744        53,047        114.23         33.47

Pierce County
Total Population:                     586,210      721,527       774,621         23.08          7.36
  0-14 Age Group (%):                      23           23            22         18.10          4.12
  15-34 Age Group (%):                     33           29            28          5.32          7.05
  35-54 Age Group (%):                     25           30            30         48.25          4.69
  55+ Age Group (%):                       18           19            20         27.25         16.08

Total Households:                     214,655      269,022       290,163         25.33          7.86
  $0-24K Households (%):                   41           21            15        -36.49        -19.99
  $25-50K Households (%):                  38           27            24         -8.94         -4.46
  $50K+ Households (%):                    22           52            61        197.54         25.26

Average Household Income:              35,782       64,451        79,814         80.12         23.84
Median Household Income:               30,411       52,137        62,694         71.44         20.25
Per Capita Income:                     13,429       24,599        30,556         83.18         24.22

Source: Claritas

RP Financial, LC.
Page 2.4

Summary of Local Economy

      Historically, the economy of Rainier Pacific's markets have been based on timber/natural resources, aerospace concentrated in the presence of Boeing and supporting contractors, and shipping/transportation. Additionally, Fort Lewis and McChord Air Force base have played an important role in the local economy as a result of the large number of military personnel living off base, which has resulted in the creation of a significant number of civilian jobs. The technology sector, which played a growing role in the local economy in the 1990s, has been adversely impacted by the general contraction within the industry, yet continues to employ a significant number of workers (both at Intel and other smaller companies).

                                                       Table 2.3
                                                  Rainier Pacific Bank
                                           Major Employers in Pierce County

                                                        Current
Company                                                Employees               Product/Service
-------                                                ---------               ---------------
Fort Lewis Army Post (Mil. & Civilian)                  24,400                 Military
McChord Air Force Base (Mil. & Civ.)                     5,031                 Military
Tacoma Public Schools                                    3,296                 Public Education
Madigan Hospital (Military & Civilian)                   3,234                 Health Care
Multi-Care Health System                                 2,886                 Health Care
Pierce County Government                                 2,600                 Municipal Gov.
Franciscan Health System                                 2,272                 Health Care
City of Tacoma                                           2,197                 Municipal Gov.
Puyallup Tribe                                           1,941                 Native Amer. Business
Western State Hospital                                   1,850                 Health Care
Good Samaritan Hospital                                  1,709                 Health Care
Intel Corporation                                        1,700                 Electronics Mfg.

Sources: Tacoma-Pierce County Chamber of Commerce.

      As shown in Table 2.4 below, the unemployment rates locally as well as for the State of Washington have been trending downward but remain above the U.S. average. The local economy has been impacted by recessionary economic.

RP Financial, LC.
Page 2.5

                                    Table 2.4
                              Rainier Pacific Bank
                         Market Area Unemployment Trends

                             January 2002      January 2003
                             Unemployment      Unemployment
                             ------------      ------------
United States                     5.6%              5.7%
Washington                        8.2               7.5
King County                       6.9               6.3
Pierce County                     8.0               7.5

Source:  Bureau of Labor Statistics.

Market Area Deposit Characteristics/Competition

      Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions in the market area from June 1998 to June 2002. Deposit growth trends are important indicators of a market area's current and future prospect's for growth. The table indicates that overall deposit growth in the Bank's markets is moderate, in the range of 5% to 7% annually. Importantly, Rainier Pacific believe it can expand deposits at levels exceeding the market average through the addition of new locations (a total of five over the course of the Plan including three new branches) and by remaining highly innovative with respect to consumer demand, preferences, and service.

      Future growth will be facilitated by the large size of the market overall and the ability of the Bank to differentiate itself from the local competition. As is evidenced in the data showing competitor deposits (see Table 2.6), the most significant competitors for the Bank consist of three large regional and superregional banks, including Bank of America, Washington Mutual and Columbia Banking System, all of which maintain a strong presence in Pierce County. Additionally, credit unions such as Boeing Employees Credit Union are also formidable competitors.

      With regard to lending competition in the local market area, the Bank anticipates the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business, in addition to competition with other local and regional mortgage companies, independent mortgage brokers

RP Financial, LC.
Page 2.6

and credit unions in originating mortgage and non-mortgage loans. To remain competitive, Rainier Pacific focuses on providing commercial mortgage loans, commercial business loans, residential mortgage loans, consumer loans and retail and commercial deposit services to existing customers and the new customers attracted to the Bank.

                                                      Table 2.5
                                                Rainier Pacific Bank
                                                   Deposit Summary

                                                   As of June 30,
                               -------------------------------------------------------------------       % of
                               6/1998        6/1999        6/2000         6/2001       6/2002         2002 Total       CAGR
                               ------        ------        ------         ------       ------         ----------       ----
                               ($000)        ($000)        ($000)         ($000)       ($000)            (%)        (%)
State of Washington
Bank Deposits                  41,679,639    41,935,112    44,045,511    47,159,376     50,681,034         59.3%      5.01%
Thrift Deposits                14,656,627    15,882,197    16,188,364    18,379,625     19,878,993         23.3%      7.92%
Credit Union Deposits           9,839,580    11,602,241    11,919,574    13,199,791     14,841,124         17.4%     10.82%
Total Deposits                 66,175,846    69,419,550    72,153,449    78,738,792     85,401,151        100.0%      6.58%

King County, WA
Bank Deposits                  20,172,023    18,831,450    19,187,015    20,660,092     22,642,558         58.7%      2.93%
Thrift Deposits                 7,317,755     8,083,823     8,019,530     9,501,827      9,741,947         25.3%      7.42%
Credit Union Deposits           3,635,529     4,483,987     4,627,791     5,296,057      6,160,777         16.0%     14.10%
Total Deposits                 31,125,307    31,399,260    31,834,336    35,457,976     38,545,282        100.0%      5.49%

Pierce County, WA
Bank Deposits                   3,823,263     3,840,424     4,165,243     4,410,523      4,548,889         66.9%      4.44%
Thrift Deposits                   557,487       609,253       642,816       947,109      1,104,342         16.3%     18.64%
Credit Union Deposits           1,024,675     1,258,958     1,278,235     1,090,604      1,141,560         16.8%      2.74%
Total Deposits                  5,405,425     5,708,635     6,086,294     6,448,236      6,794,791        100.0%      5.89%

----------------------------------------------------------------------------------------------------------------------------
Rainier Pacific Bank              248,938       257,242       275,721       306,578        304,890                    5.20%
----------------------------------------------------------------------------------------------------------------------------

Source:  SNL Financial, LC.

                                                              Table 2.6
                                                        Rainier Pacific Bank
                                                      Pierce and King Counties

                                                                                     Deposits in List as of June 30,
                                                                    Branches   ----------------------------------------      Mrkt
                                                                    in List       2000           2001              2002      Share
                                                                    --------      ----           ----              ----      -----
Company Name                         City            State          (Actual)     ($000)         ($000)            ($000)      (%)
------------                         ----            -----
Bank of America NA                   Charlotte        NC      B        121     $9,405,761     $9,850,223    $  11,019,551     24.93
Washington Mutual Bank               Seattle          WA      S         67      5,859,718      6,917,760     6,899,307.00     15.61
U.S. Bank NA                         Cincinnati       OH      B         82      4,260,585      4,361,333     4,472,029.00     10.12
Boeing Emps CU                       Tukwila          WA      C          1      2,652,562      3,067,665     3,619,885.00      8.19
Keybank National Association         Cleveland        OH      B        188      3,171,939      3,153,021     2,885,081.00      6.53
Wells Fargo Bank Northwest, NA       Ogden            UT      B         64      1,204,483      1,687,708     1,896,331.00      4.29
Washington FS&LA                     Seattle          WA      T         22      1,115,434      1,257,007     1,282,718.00       2.9
Columbia State Bank                  Tacoma           WA      B         32        976,984      1,101,733     1,151,141.00       2.6
Pacific Northwest Bank               Seattle          WA      B         11        449,177        438,371       636,777.00      1.44
HomeStreet Bank                      Seattle          WA      S         12        486,512        525,684       560,841.00      1.27
First Savings Bank (MHC)             Renton           WA      S          1        346,444        376,281       474,912.00      1.07
Commerce Bk of Washington, NA        Seattle          WA      B          1        299,349        347,426       468,745.00      1.06
School Emps of Wahsingotn CU         Seattle          WA      C          1        328,668        357,179       459,859.00      1.04
First Mutual Bank                    Bellevue         WA      S          9        400,617        417,363       451,245.00      1.02
HarborStone Credit Union             Tacoma           WA      C          1        379,155        394,603       396,155.00       0.9
Sterling SB                          Spokane          WA      T         10        231,589        265,129       378,337.00      0.86
WA First International Bk            Seattle          WA      B          4        259,810        329,374       331,436.00      0.75
Frontier Bank                        Everett          WA      B         15        308,709        349,363       309,279.00       0.7
Seattle Telco Credit Union           Seattle          WA      C          1        226,869        283,491       310,676.00       0.7
-----------------------------------------------------------------------------------------------------------------------------------
Rainier Pacific Bank                 Fife             WA      S         12        275,271        306,578       304,890.00      0.69
-----------------------------------------------------------------------------------------------------------------------------------
Seattle Metropolitan CU              Seattle          WA      C          1        225,937        251,290       283,596.00      0.64
Banner Bank                          Walla Walla      WA      B          7        275,225        282,416       273,530.00      0.62
United S&L Bank                      Seattle          WA      T          4        213,271        257,439       253,511.00      0.57
Qualstar Credit Union                Redmond          WA      C          1        140,072        174,906       204,741.00      0.46
Verity Credit Union                  Seattle          WA      C          1        162,579        178,921       205,002.00      0.46
Sound Credit Union                   Tacoma           WA      C          4        164,024        188,972       196,558.00      0.44
Group Health Credit Union            Seattle          WA      C          1        151,873        171,808       184,199.00      0.42
Union Bank of California, NA         San Francisco    CA      B          3        157,299        148,872       171,813.00      0.39
Viking Community Bank                Seattle          WA      B          4        114,841        127,146       154,251.00      0.35
Heritage Savings Bank                Olympia          WA      S          7        127,451        134,562       154,940.00      0.35
Pacifica Bank                        Bellevue         WA      B          2        103,423        140,717       146,723.00      0.33
Tapco Credit Union                   Tacoma           WA      C          1        112,448        131,770       145,565.00      0.33
Valley Bank                          Auburn           WA      B          9        123,159        133,909       142,730.00      0.32
Wells Fargo Bank NA                  San Francisco    CA      B         26        128,591        142,203       132,506.00       0.3
Fort Lewis Community FCU             Fort Lewis       WA      C          1         99,192        115,684       132,507.00       0.3
Asia-Europe-Americas Bank            Seattle          WA      B          1         89,286        112,172       128,920.00      0.29
First Cmnty Bk of Washington         Lacey            WA      B          8        102,684        133,536       126,525.00      0.29
Cascade Bank                         Everett          WA      B          4        101,843         99,553       117,378.00      0.27
King County Credit Union             Seattle          WA      C          2         93,669        105,121       117,471.00      0.27
Charter Bank                         Bellevue         WA      B          3         73,754         95,550       118,039.00      0.27
EvergreenBank                        Seattle          WA      B          2        107,039        113,554       114,290.00      0.26
Mt. Rainier National Bank            Enumclaw         WA      B          4         80,793         98,239       113,283.00      0.26
CU of the Pacific                    Seattle          WA      C          1        104,193        113,451       113,007.00      0.26
City Bank                            Lynnwood         WA      B          2        103,069        118,995       108,530.00      0.25
Cascade Federal Credit Union         Seattle          WA      C          1         80,769         90,374       112,412.00      0.25
State Farm Pacific NW FCU            DuPont           WA      C          1         82,323         89,483       108,454.00      0.25
All Other Instiutions                N.M              N.M     N.M      107      1,586,677      1,531,917        1,838,101      4.19
                                                                       ---    -----------   ------------     ------------      ----
     Total                                                             863    $37,545,120    $41,069,852    $  44,207,777       100

Source: FDIC.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

      This chapter presents an analysis of Rainier Pacific's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Rainier Pacific is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Rainier Pacific, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

      The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios may be subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

      Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based savings institutions with comparable resources, strategies and financial characteristics. There are approximately 230 publicly-traded institutions nationally and, it is from this group that the Peer Group with relatively comparable characteristics must be selected. To the extent that differences

RP Financial, LC.
Page 3.2

exist between the converting institution and the Peer Group, valuation adjustments may be applied to account for the differences. Since Rainier Pacific will be a full stock public company upon completion of the offering, we considered only full stock public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of Rainier Pacific. In the selection process, we applied two "screens" to the universe of all public companies subject to the exclusions noted above:

      o Screen #1. Pacific Northwest institutions with total assets of less than $5 billion. Ten companies met the criteria for Screen #1 and eight were included in the Peer Group: Evertrust Financial Group, First Mutual Bancshares, Heritage Financial Corp., Horizon Financial Corp., Klamath First Bancorp, Riverview Bancorp, Inc., Sterling Financial Corp., and Timberland Bancorp, Inc. Two companies met the foregoing Peer Group selection criteria but were excluded from the Peer Group. The two companies are FirstBank NW Corp. of Idaho and Oregon Trail Financial Corp., of Oregon, which have signed a definitive agreement to merge, which has impacted their respective pricing ratios. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts in the Pacific Northwest region.

      o Screen #2. California-based institutions with assets less than $1 billion. Three companies met the criteria for Screen #2 and two were included in the Peer Group (First PacTrust Bancorp and Harrington West Financial Group). The only company identified by Screen #2 that was excluded from the Peer Group was Broadway Financial Corp., which was excluded due to its small size and inner-city Los Angeles location, which affects its customer base, balance sheet composition and profitability. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded thrifts in California.

      Table 3.1 shows the general characteristics of each of the 10 Peer Group members. While there are expectedly some differences between the Peer Group companies and Rainier Pacific, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Rainier Pacific's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group incorporating the most recent publicly available data.

RP FINANCIAL, LC.

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                                 June 6, 2003(1)

                                                    Primary            Operating  Total            Fiscal   Conv.    Stock    Market
Ticker  Financial Institution               Exchg.  Market             Strat.(2)  Assets  Offices    Year   Date     Price    Value
------  ---------------------               -----   -----------------  ---------  ------  -------   -----   ----     -----    -----
                                                                                 ($) ($Mil)
STSA    Sterling Financial Corp of WA       OTC     WA,ID,OR,MT         M.B.      3,821       77     12-31    06/83    24.70    364
KFBI    Klamath First Bancorp of OR         OTC     Southern OR,WA      Thrift    1,478       56     09-30    10/95    16.81    115
HWFG    Harrington West Fncl of CA          OTC     Southern CA         Thrift      835       10     12-31      /      12.25     53
HRZB    Horizon Financial Corp. of WA (3)   OTC     Northwest WA        Thrift      820       15     03-31    08/86    15.51    164
FMSB    First Mutual Bncshrs Inc of WA (3)  OTC     Western WA          Thrift      790       10     12-31    12/85    23.90    102
EVRT    Evertrust Fin. Grp, Inc. of WA (3)  OTC     Northeast WA        Thrift      706       12     03-31    10/99    24.96    121
HFWA    Heritage Financial Corp of WA       OTC     NW WA               Thrift      590       18     12-31    01/98    21.99    147
FPTB    First PacTrust Bancorp of CA        OTC     Southern CA         Thrift      500        8     12-31    08/02    18.61     98
TSBK    Timberland Bancorp, Inc. of WA      OTC     Westcentral WA      Thrift      436       13     09-30    01/98    22.39     95
RVSB    Riverview Bancorp, Inc. of WA       OTC     Southwest WA        Thrift      420       12     03-31    10/97    17.50     76

NOTES:  (1)  Or most recent date available (M=March, S=September, D=December,
             J=June, E=Estimated, and P=Pro Forma)

        (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.

        (3)  FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

Date of Last Update: 06/18/03

RP Financial, LC.
Page 3.4

      A summary description of the key characteristics of each of the Peer Group companies is detailed below.

      o Sterling Financial Corp. of WA. Sterling Financial is a $3.8 billion institution operating through 77 offices in the Pacific Northwest including Washington, Idaho, Oregon, and Montana. Although significantly larger than the Bank, Sterling Financial's mortgage banking emphasis in the Pacific Northwest warranted its inclusion in the Peer Group. Sterling Financial has highly leveraged its equity and is the most seasoned thrift, having converted 20 years ago. Despite these characteristics, Sterling Financial's profitability is moderate although its ROE is relatively high.

      o Klamath First Bancorp of OR. Klamath First Bancorp is a $1.5 billion thrift operating through 56 offices in relatively rural markets in Oregon and Washington. Klamath First Bancorp maintains a relatively high level of investments and MBS, which has contributed to modest profitability. Also adversely impacting its profitability is relatively high operating expenses (reflecting the large number of branches and goodwill amortization).

      o Harrington West Financial Group of CA. Harrington West Financial, with an asset base of $835 million, operates through a network of 10 branches offices in southern California. Harrington West Financial maintains a high level of investments and borrowings, attributable to a wholesale leveraging strategy. While the wholesale leveraging has resulted in a relatively thin net interest margin and moderate profitability, it has contributed to a relatively strong ROE. NPAs are lower than the Peer Group average while the reserve coverage ratio is also modestly lower.

      o Horizon Financial Corp. of WA. Horizon Financial is an $820 million thrift operating through 15 branch offices north of Seattle. Horizon Financial's balance sheet reflects a similar ratio of loans and a higher ratio of deposits than the Peer Group averages. Horizon Financial's strong profitability primarily reflects a low ratio of operating expenses, despite a moderate net interest income ratio and low non-interest income. The asset quality ratios are favorable, both in terms of the ratio of NPAs and the reserve coverage.

      o First Mutual Bancshares of WA. First Mutual maintains $790 million in total assets and operates through a total of 10 branches primarily in the Seattle metropolitan area. First Mutual's loan portfolio reflects significant diversification into higher risk-weight real estate lending, particularly multifamily lending. First Mutual's good profitability reflects a favorable operating expense ratio, which is partially offset by comparatively modest levels of non-interest income. First Mutual's asset quality is relatively strong.

RP Financial, LC.
Page 3.5

      o EverTrust Financial Group, Inc. of WA. EverTrust Financial, with assets of $706 million, operates through 12 branch offices in the Seattle metropolitan area. The asset structure reflects a higher proportion of high risk-weight loans, including multifamily commercial real estate. Notwithstanding its strong capital ratio, its comparatively lower return on assets ("ROA") reflects a relatively higher operating expense ratio and lower non-interest income.

      o Heritage Financial Corp. of WA. Heritage Financial, with $590 million in assets, operates a savings bank and a commercial bank subsidiary in western Washington. The balance sheet reflects a higher ratio of loans and deposits than the Peer Group averages. Portfolio lending operations reflect comparatively modest levels of residential lending and greater consumer and multi-family/commercial mortgage lending. The relatively strong ROA is attributable to a comparatively large net interest margin, due to its higher high risk weight lending and favorable cost of funds. NPAs are slightly inflated but reserve coverage ratios are comparatively higher.

      o First PacTrust Bancorp of CA. First PacTrust Bancorp has $460 million in assets and operates out of eight offices in the San Diego metropolitan area. The comparability in relation to the Bank is enhanced by the fact that First PacTrust Bancorp converted from a credit union charter to a savings bank charter in 2000, and converted to stock in August 2002, and has pursued a similar growth and diversification strategy. The balance sheet reflects a relatively high ratio of loans and lower ratio of deposits than the Peer Group averages and the composition of the loan portfolio reflects a modestly greater level of investment in 1-4 family mortgage loans. Profitability levels have been adversely impacted by a modest net interest spread reflecting the growth strategy and relatively low non-interest income.

      o Timberland Bancorp, Inc. of WA. Timberland Bancorp has $436 million in assets and operates out of 13 offices in western Washington. Timberland Bancorp's has a high equity ratio despite its conversion over five years ago. Timberland Bancorp emphasizes residential and construction lending, and has recently been increasing the investment in multi-family and commercial mortgage loans as well. Profitability has been very strong, in part, supported by its high capital ratio, although the high equity has led to a relatively low ROE. Asset quality is generally less favorable than the other Peer Group members, both in terms of the level of NPAs and as a percent of assets and the reserve coverage ratios.

RP Financial, LC.
Page 3.6

      o Riverview Bancorp, Inc. of WA. Riverview Bancorp is $420 million asset thrift operating through 12 branch offices in southern Washington, many of which are within the Portland, Oregon metropolitan area. The loan portfolio composition reflects a modestly higher level of diversification, particularly in the area of construction lending. Riverview Bancorp's favorable profitability reflects stronger net interest margin and comparatively high levels of non-interest income, which is partially offset by Riverview Bancorp's high operating expense ratio. The asset quality and reserve coverage ratios are generally favorable.

      In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (11.15% of assets versus 10.43% for all public thrifts), generate stronger earnings as a percent of average assets (0.98% core ROA versus 0.71% for all public thrifts), and generate a higher ROE (9.54% core ROE versus 7.18% for all public thrifts). Overall, the Peer Group's average core P/E multiple was discounted relative to the average for all publicly-traded thrifts while the average P/B ratio was marginally higher.

                                                    All
                                              Publicly-Traded
                                            Savings Institutions      Peer Group
                                            --------------------      ----------
Financial Characteristics (Averages)
Assets ($Mil)                                       $2,281              $1,040
Market Capitalization ($Mil)                       $324.11             $133.60
Equity/Assets (%)                                    10.43%              11.15%
Core Return on Assets (%)                             0.71%               0.98%
Core Return on Equity (%)                             7.18%               9.54%

Pricing Ratios (Averages)(1)
Core Price/Earnings (x)                              17.63x              15.93x
Price/Book (%)                                      144.63%             146.25%
Price/Assets (%)                                     14.95%              15.83%

(1)   Based on market prices as of June 6, 2003.

      Ideally, the Peer Group companies would be comparable to Rainier Pacific in terms of all of the selection criteria. However, in general, the companies selected for the Peer Group were fairly comparable to Rainier Pacific, as will be highlighted in the following comparative analysis.

RP Financial, LC.
Page 3.7

Financial Condition

      Table 3.2 shows comparative balance sheet measures for Rainier Pacific and the Peer Group. Rainier Pacific's pre-conversion equity ratio of 8.1% of assets falls below the Peer Group average of 11.2%; however, with the addition of stock proceeds, the pro forma capital position will exceed the Peer Group's ratio. Neither had a significant amount of intangible assets. The increased equity is anticipated to enhance Rainier Pacific's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the Bank's increased pro forma capital position is expected to result in a decline in ROE (based on core earnings) over the near term. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; on a post-offering basis the Bank's cushion over capital requirements will be enhanced.

      Rainier Pacific's asset composition reflects a comparable concentration of loans, as loans comprised 71.1% of assets for both the Bank and the Peer Group. Similarly, the ratio of cash, investments, and MBS for Rainier Pacific was also comparable relative to the Peer Group (24.8% of assets versus 24.2% for the Peer Group). Overall, Rainier Pacific's interest-earning assets ("IEA") approximated 95.9% of assets, which was higher than the comparative Peer Group ratio of 95.3%. While the Bank's advantage in this regard can be expected to diminish in the future as the Bank invests approximately $26 million in fixed assets and technology-related equipment, the reinvestment of the net conversion proceeds will increase the IEA ratio on a net basis.

      The Bank's deposits/assets ratio equaled 57.8%, which was below the Peer Group average of 70.5%. Borrowings were utilized to a greater degree by Rainier Pacific, at 32.5% versus the Peer Group ratio of 16.3%. The level of borrowings by the Bank restricts future growth through borrowings. Also, deposits are generally considered to be more valuable from a franchise perspective. Total interest-bearing liabilities ("IBL") maintained by Rainier Pacific and the Peer Group, equaled 90.3% and 86.8% of assets, respectively; the Bank's current disadvantage will be reversed on a post-conversion basis.

      A key measure of balance sheet strength and earnings power is the IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is above Rainier Pacific's ratio, based on respective

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                             Table 3.2
                                             Balance Sheet Composition and Growth Rates
                                                   Comparable Institution Analysis
                                                        As of March 31, 2003

                                                                Balance Sheet as a Percent of Assets
                                          -------------------------------------------------------------------------------------
                                             Cash &    MBS &                       Borrowed   Subd.   Net    Goodwill   Tng Net
                                          Equivalents  Invest   Loans   Deposits    Funds     Debt   Worth   & Intang    Worth
                                          -----------  ------   -----   --------    -----     ----   -----   --------    -----
Rainier Pacific Bank
  March 31, 2003                              1.9      22.9     71.1    57.8        32.5       0.0    8.1     0.1        8.0

All Public Companies                          6.3      24.4     65.0    67.6        19.9       0.1   10.4     0.6        9.8
State of WA                                   8.1      13.5     73.9    70.8        15.3       0.1   11.7     0.4       11.3
Comparable Group Average                      5.4      18.8     71.1    70.5        16.3       0.1   11.2     0.6       10.6
  California Companies                        1.9      22.1     72.8    62.4        24.9       0.0   11.6     0.3       11.3
  North-West Companies                        6.3      18.0     70.7    72.6        14.1       0.1   11.0     0.6       10.4

Comparable Group

California Companies
FPTB  First PacTrust Bancorp of CA(3)         2.3       4.5     88.8    61.9        19.7       0.0   17.9     0.0       17.9
HWFG  Harrington West Fncl of CA(3)           1.5      39.7     56.9    62.9        30.1       0.0    5.3     0.6        4.6

North-West Companies
EVRT  Evertrust Fin. Grp, Inc. of WA          5.3       6.3     83.1    72.0        14.3       0.0   13.0     0.0       13.0
FMSB  First Mutual Bncshrs Inc of WA            1      12.6     83.0    63.9        23.7       0.0    5.8     0.0        5.8
HFWA  Heritage Financial Corp of WA           5.9       9.2     79.8    87.2         0.0       0.0   11.8     1.1       10.7
HRZB  Horizon Financial Corp. of WA           9.1      14.9     71.4    78.9         6.6       0.0   13.0     0.1       12.9
KFBI  Klamath First Bancorp of OR             3.6      51.5     38.8    74.4        14.2       0.0    8.1     2.6        5.4
RVSB  Riverview Bancorp, Inc. of WA          14.5      10.1     71.9    76.4         9.5       0.0   13.0     0.1       12.9
STSA  Sterling Financial Corp of WA           1.8      25.9     67.0    59.7        30.2       0.8    6.3     1.3        5.1
TSBK  Timberland Bancorp, Inc. of WA          9.4      13.3     70.8    68.1        14.2       0.0   17.4     0.0       17.4

(3)   Growth rates have been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.


RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                                             Table 3.2
                                             Balance Sheet Composition and Growth Rates
                                                   Comparable Institution Analysis
                                                        As of March 31, 2003


                                                                   Balance Sheet Annual Growth Rates
                                            --------------------------------------------------------------------------------
                                              MEMO:             MBS, Cash &                       Borrows.    Net    Tng Net
                                            Pref.Stock  Assets  Investments   Loans   Deposits    &Subdebt   Worth    Worth
                                            ----------  ------  -----------   -----   --------    --------   -----    -----
Rainier Pacific Bank
  March 31, 2003                               0         11.16    -0.62       15.31    -1.24        46.62    11.41    12.40

All Public Companies                           0          8.78    17.62        5.56     9.65         3.54     4.69     4.35
State of WA                                    0          8.93    14.13        6.92    11.13         9.35     4.40    -0.75
Comparable Group Average                       0          9.14    14.73       12.10     6.02        12.41     4.33     0.92
  California Companies                         0         10.83    -0.11       43.83   -12.09        18.48      NM       NM
  North-West Companies                         0          8.72    16.59        4.16    10.55        11.54     4.33     0.92

Comparable Group

California Companies
FPTB  First PacTrust Bancorp of CA(3)          0          7.92      NM        62.08   -29.86          NM       NM       NM
HWFG  Harrington West Fncl of CA(3)            0         13.75    -0.11       25.58     5.69        18.48      NM       NM

North-West Companies
EVRT  Evertrust Fin. Grp, Inc. of WA           0          4.49     1.99        2.04    13.05       -21.92    -1.22    -1.22
FMSB  First Mutual Bncshrs Inc of WA           0         15.00     2.10       15.40    13.63         3.32   -14.20   -14.20
HFWA  Heritage Financial Corp of WA            0         -1.95    -4.16       -0.93    -0.37          NM    -11.84   -12.93
HRZB  Horizon Financial Corp. of WA            0          6.19    15.14        2.36     2.85        84.62     5.61     5.67
KFBI  Klamath First Bancorp of OR              0          2.08    12.62      -11.10    -3.66        23.57     9.36    22.03
RVSB  Riverview Bancorp, Inc. of WA            0          7.09    18.10        4.60    23.51       -46.31     1.55     2.19
STSA  Sterling Financial Corp of WA            0         27.56    50.28       21.53    22.56        37.75    40.53      NM
TSBK  Timberland Bancorp, Inc. of WA           0          9.30    36.62       -0.59    12.84        -0.24     4.88     4.88

(3)   Growth rates have been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                     Table 3.2
                                     Balance Sheet Composition and Growth Rates
                                           Comparable Institution Analysis
                                                As of March 31, 2003

                                                    Regulatory Capital
                                                -------------------------

                                                Tangible  Core   Reg.Cap.
                                                --------  ----   --------

Rainier Pacific Bank
  March 31, 2003                                  8.12     8.12   12.49

All Public Companies                              9.08     8.99   16.31
State of WA                                       9.88    10.33   14.06
Comparable Group Average                          8.45     8.97   14.37
  California Companies                            9.00     9.00   16.76
  North-West Companies                            8.17     8.96   13.89

Comparable Group

California Companies
FPTB  First PacTrust Bancorp of CA(3)            11.75    11.75   16.76
HWFG  Harrington West Fncl of CA(3)               6.25     6.25     NM

North-West Companies
EVRT  Evertrust Fin. Grp, Inc. of WA               NM       NM      NM
FMSB  First Mutual Bncshrs Inc of WA              7.49     7.49   11.37
HFWA  Heritage Financial Corp of WA              10.80    10.80   14.20
HRZB  Horizon Financial Corp. of WA                NM     12.13   18.70
KFBI  Klamath First Bancorp of OR                 6.70     6.70   13.20
RVSB  Riverview Bancorp, Inc. of WA                NM       NM      NM
STSA  Sterling Financial Corp of WA               7.70     7.70   11.98
TSBK  Timberland Bancorp, Inc. of WA               NM       NM      NM

(3)   Growth rates have been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP Financial, LC.
Page 3.9

ratios of 106.2% and 109.8%. The additional capital realized from stock proceeds should increase Rainier Pacific's IEA/IBL ratio although the increase will be tempered by anticipated capital investments in non-interest earning assets. In this regard, the Bank has projected that its fixed assets will approximate 5.1% of assets by the end of fiscal 2004 whereas the Peer Group's fixed assets averaged 1.71% of assets currently.

      The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months for the Peer Group and the 15 months ended March 31, 2003 (annual basis) for the Bank. Rainier Pacific posted higher annual asset growth than the Peer Group, at 11.16% and 9.14%, respectively. The Bank's comparatively faster growth is attributable to relatively strong loan growth, reflecting the Bank's efforts to leverage capital and take advantage of the expanded lending powers (both from a product and geographic standpoint) following the Charter Conversion. In this regard, the Bank's loans increased 15.31% versus 12.10% for the Peer Group on average.

      While both funded asset growth with borrowings, the Bank's 46.62% borrowings growth rate dwarfed the Peer Group's 12.41% rate. Conversely, the Bank's deposits declined at a 1.24% annual rate while the Peer Group's deposits increased 6.02%.

      The Bank's equity increased 11.41%, versus 4.33% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding higher profitability, reflects their dividend and capital management strategies. On a post-offering basis, the Bank's capital growth rate should be diminished due to the increased equity level, despite the potential for improved profitability as a result of the reinvestment of the conversion proceeds and through post-conversion leveraging.

Income and Expense Components

      Rainier Pacific and the Peer Group reported net income to average assets ratios of 0.83% and 1.07%, respectively (see Table 3.3), based on earnings for the most recent twelve months. The Bank's lower profitability reflects higher loan loss provisions and operating expenses, which are above the level of any Peer Group company on an individual basis. Excluding the after-tax impact of non-recurring income (primarily net gains on sale) and expenses, the Bank's core

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703)528-1700

                                                                       Table 3.3
                                             Income as Percent of Average Assets and Yields, Costs, Spreads
                                                             Comparable Institution Analysis
                                                       For the Twelve Months Ended March 31, 2003

                                                      Net Interest Income                       Other Income
                                             ------------------------------------            -------------------
                                                                            Loss      NII                           Total
                                               Net                         Provis.   After   Loan   R.E.    Other   Other
                                             Income  Income Expense   NII  on IEA   Provis.  Fees   Oper.  Income   Income
                                             ------  ------ -------   ---  ------   -------  ----   -----  ------   ------

Rainier Pacific Bank
  March 31, 2003                              0.83    7.05    2.36    4.70    0.80    3.90    0.00    0.00    1.22    1.22

All Public Companies                          0.88    5.88    2.73    3.15    0.19    2.97    0.05    0.00    0.52    0.56
State of WA                                   1.35    6.53    2.49    4.04    0.20    3.84    0.08   -0.01    0.59    0.66
Comparable Group Average                      1.07    6.14    2.34    3.80    0.20    3.60    0.06   -0.01    0.62    0.67
  California Companies                        0.73    5.26    2.12    3.14    0.23    2.92    0.00    0.00    0.38    0.38
  North-West Companies                        1.15    6.37    2.40    3.96    0.20    3.77    0.08   -0.01    0.68    0.75

Comparable Group

California Companies
FPTB  First PacTrust Bancorp of CA            0.68    5.05    1.77    3.28    0.28    3.00    0.00    0.00    0.22    0.22
HWFG  Harrington West Fncl of CA(3)           0.77    5.48    2.47    3.01    0.17    2.83    0.00    0.00    0.54    0.54

North-West Companies
EVRT  Evertrust Fin. Grp, Inc. of WA          0.99    6.66    2.80    3.87    0.06    3.81    0.35   -0.08    0.33    0.59
FMSB  First Mutual Bncshrs Inc of WA          1.08    6.61    2.88    3.73    0.14    3.59    0.01    0.00    0.21    0.22
HFWA  Heritage Financial Corp of WA           1.55    6.65    1.57    5.09    0.34    4.74    0.00    0.00    0.82    0.83
HRZB  Horizon Financial Corp. of WA           1.52    6.30    2.44    3.86    0.34    3.51    0.34    0.00    0.23    0.57
KFBI  Klamath First Bancorp of OR             0.48    5.37    2.27    3.10    0.00    3.10    0.00    0.00    0.81    0.81
RVSB  Riverview Bancorp, Inc. of WA           1.07    6.48    2.06    4.42    0.18    4.24   -0.15    0.01    1.25    1.11
STSA  Sterling Financial Corp of WA           0.83    5.99    2.84    3.15    0.36    2.79    0.01    0.00    0.83    0.84
TSBK  Timberland Bancorp, Inc. of WA          1.71    6.86    2.35    4.51    0.16    4.35    0.06   -0.02    0.95    1.00

(3) Income and expense information has been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703)528-1700

                                           G&A/Other Exp.    Non-Op. Items     Yields, Costs, and Spreads
                                          -----------------  --------------  -------------------------------
                                                                                                                MEMO:       MEMO:
                                            G&A    Goodwill    Net   Extra.    Yield       Cost     Yld-Cost   Assets/    Effective
                                          Expense   Amort.    Gains  Items   On Assets   Of Funds   Spread     FTE Emp.   Tax Rate
                                          -------   ------    -----  -----   ---------   --------   ------     --------   --------
Rainier Pacific Bank
  March 31, 2003                            4.39    0.00       0.53    0.00    7.31        2.74      4.57       2,628      33.93

All Public Companies                        2.44    0.02      -0.23   -0.01    5.97        3.04      2.92       4,629      34.06
State of WA                                 2.64    0.01       0.15    0.00    6.81        2.88      3.93       4,710      32.74
Comparable Group Average                    2.75    0.04       0.13    0.00    6.42        2.68      3.73       4,114      34.45
  California Companies                      2.02    0.01      -0.04    0.00    5.43        2.38      3.05       5,824      43.45
  North-West Companies                      2.94    0.05       0.17    0.00    6.66        2.76      3.90       3,543      32.20

Comparable Group

California Companies
FPTB  First PacTrust Bancorp of CA          1.99    0.00      -0.04    0.00    5.27        2.12      3.15       6,331      43.08
HWFG  Harrington West Fncl of CA(3)         2.05    0.02      -0.05    0.00    5.59        2.65      2.94       5,318      43.82

North-West Companies
EVRT  Evertrust Fin. Grp, Inc. of WA        3.18    0.00       0.16    0.00    6.90        3.25      3.64          NM      28.32
FMSB  First Mutual Bncshrs Inc of WA        2.44    0.00       0.27    0.00    6.78        3.20      3.59       4,818      33.98
HFWA  Heritage Financial Corp of WA         3.46    0.00       0.26    0.00    7.03        1.81      5.22       3,026      34.33
HRZB  Horizon Financial Corp. of WA         2.17    0.00       0.36    0.00    6.58        2.87      3.71       3,504      32.89
KFBI  Klamath First Bancorp of OR           3.09    0.31       0.18    0.00    5.70        2.53      3.16       3,072      30.96
RVSB  Riverview Bancorp, Inc. of WA         3.57    0.08      -0.14    0.00    6.73        2.40      4.32          NM      31.32
STSA  Sterling Financial Corp of WA         2.43    0.01      -0.04    0.00    6.35        3.12      3.23       4,010      34.54
TSBK  Timberland Bancorp, Inc. of WA        3.17    0.00       0.31    0.00    7.24        2.87      4.37       2,830      31.26

(3) Income and expense information has been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP Financial, LC.
Page 3.11

profitability ratio of 0.48% fell below the Peer Group's ratio of 0.98%, illustrating the importance of secondary market loans sale gains to the Bank's profitability as the earnings disadvantage widened.

      Rainier Pacific's earnings are supported by a relatively strong net interest margin, as a result of its comparatively stronger asset yields and favorable cost of funds. Rainier Pacific and the Peer Group reported net interest income ratios of 4.70% and 3.80%, respectively. Rainier Pacific's higher interest income ratio (7.05% of average assets for the Bank versus 6.14% for the Peer Group) reflects the Bank's greater loan diversification, particularly higher yielding consumer loans. The Bank's marginally higher interest expense ratio (2.36% versus 2.34% for the Peer Group) is reflective of the Bank's higher IBL ratio and is present notwithstanding its deposit composition which is heavily weighted toward savings and transaction accounts. Rainier Pacific's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Bank.

      Non-interest income equaled 1.22% of average assets for Rainier Pacific versus an average of 0.67% for the Peer Group. The Bank's non-interest income ratio (excluding gains on sale) is comparatively higher, primarily reflecting the high level of fee income generated through the Bank's deposit accounts, including NSF charges and interchange fees. Additionally, Rainier Pacific's non-interest income reflects the emphasis on non-traditional products and services such as investment and insurance products and financial planning services.

      The operating expense ratios for Rainier Pacific and the Peer Group were 4.39% and 2.75%, respectively, while intangible amortization was relatively nominal for both. As noted in Section One, several factors have caused Rainier Pacific to operate with a high operating expense ratio including the relatively high level of consumer lending and transaction accounts, both of which are labor intensive to service. Additionally, the Bank's emphasis on non-traditional products and services has limited balance sheet impact and is also labor intensive. On a post-offering basis, Rainier Pacific's operating expenses can be expected to increase with the stock benefit plans and as the Bank opens several de novo branches, constructs a new headquarters and upgrades its data processing systems.

RP Financial, LC.
Page 3.12

      Rainier Pacific's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 74.2% is less favorable than the Peer Group's ratio of 62.2%. On a post-offering basis, the Bank's efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the costs of developing the Bank's infrastructure as well as public company and stock plans expenses) may limit the improvement. Thus, the efficiency ratio is expected to remain at a competitive disadvantage relative to the Peer Group.

      Loan loss provisions were a much larger factor in the Bank's earnings than for the Peer Group, amounting to 0.80% and 0.20% of average assets, respectively. Rainier Pacific had higher loan losses, which substantially diminished its relative strength in the other areas of core earnings. As discussed in Section One, the Bank's higher loan loss provisions reflect the impact of: (1) substantial growth in the Rainier Pacific's loan portfolio, primarily in the portfolio of income producing property loans; (2) the Bank's limited experience historically with respect to income producing property lending; and (3) weakness in the Tacoma economy reflecting deterioration of the technology sector and Asia-related trade among other factors. Additionally, the Bank maintains a large consumer loan portfolio wherein the delinquency and chargeoff rates are higher than the rates which generally prevail in a mortgage portfolio.

      Non-operating income of 53 basis points for Rainier Pacific consisted primarily of gains on the sale of loans, as well as gains on the sale of investment securities and fixed assets. The Peer Group reported net non-operating income equal to 0.13% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and other interest rates, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the core valuation earnings base.

      The Bank's effective tax rate for the last 12 months of 33.9% is slightly below the Peer Group average of 34.5%. The Bank expects that its effective tax rate will continue to approximate the recent historical level in the upcoming fiscal year.

RP Financial, LC.
Page 3.13

Loan Composition

      The Bank's loan composition reflects a slightly higher credit risk profile, but this also produces a higher comparative yield relative to the Peer Group. The Bank's higher consumer lending orientation relative to the Peer Group is evidenced in Table 3.4. In this regard, consumer loans totaled 26.1% for the Bank versus only 5.7% for the Peer Group. Conversely, the Peer Group's loan portfolio reflected a greater concentration of 1-4 family mortgage assets, as MBS and 1-4 family mortgage loans amounted to 27.7% of assets for the Bank versus 36.5% for the Peer Group.

      While the Bank's multi-family/commercial and construction loan portfolios are below the Peer Group averages, they represent targeted growth areas. Overall, the Bank's risk-weighted assets as a percent of total assets equaled 70.1%, which was slightly above the Peer Group average of 68.4%.


Credit Risk

      Despite the slightly higher credit risk profile, the Bank reported a slightly lower NPAs/assets ratio than the Peer Group, at 0.30% of assets and 0.31% of assets, respectively (see Table 3.5). Likewise, non-performing loans as a percent of total loans were below the Peer Group average (0.31% and 0.42%, respectively). The Bank maintains higher reserves as a percent of loans, non-performing loans and non-performing assets in comparison to the Peer Group average. At the same time, chargeoffs are comparatively higher for Rainier Pacific, equal to 0.59% of total loans, versus 0.06% of total loans for the Peer Group. The higher ratio of chargeoffs is attributable to the Bank's greater level of consumer lending, which includes unsecured lending (consumer loans have a higher credit risk profile and are quickly charged off following their delinquency). The higher chargeoffs is one of the factors contributing to the Bank's higher provisions for loan losses.

      Strong growth in income producing property loans in the last couple years poses a higher credit risk factor relative to the Peer Group in that the Bank's portfolio has limited seasoning and the regional economic climate has deteriorated. At the same time, it is difficult to quantify such risk.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                                                 Table 3.4
                                             Loan Portfolio Composition and Related Information
                                                       Comparable Institution Analysis
                                                            As of March 31, 2003

                                                   Portfolio Composition as a Percent of Assets
                                           -------------------------------------------------------
                                                    4-Jan   Constr.  5+Unit    Commerc.               RWA/     Serviced   Servicing
             Institution                    MBS    Family   & Land   Comm RE   Business   Consumer   Assets   For Others    Assets
             -----------                    ---    ------   ------   -------   --------   --------   ------   ----------    ------
                                            (%)      (%)      (%)      (%)       (%)        (%)       (%)      ($000)      ($000)
Rainier Pacific Bank                        9.74    18.00     0.70    27.29      0.26     26.06      70.14     94,214         175

All Public Companies                       12.99    38.05     4.43    14.72      4.21      3.86      59.37    629,616       5,527
State of WA                                 7.04    22.73    12.47    30.95      1.90      6.11      71.78    123,218         538
Comparable Group Average                   13.00    23.52     9.86    29.04      2.12      5.74      68.44    112,430         553

Comparable Group

EVRT  Evertrust Fin. Grp, Inc. of WA        2.26     9.18    14.57    59.46      0.67      4.13      84.40     96,262           0
FMSB  First Mutual Bncshrs Inc of WA        7.63    13.71     9.97    50.32      4.27      2.10      69.00     65,500          58
FPTB  First PacTrust Bancorp of CA          2.73    68.56     0.10    11.10      1.46      0.08      55.75      1,324           0
HWFG  Harrington West Fncl of CA           39.02    15.48     4.90    30.18      0.19      3.37      53.58     25,483         145
HFWA  Heritage Financial Corp of WA         2.84    14.09     8.58    41.65      2.50      8.87      81.18      3,852           0
HRZB  Horizon Financial Corp. of WA         4.63    28.86    10.89    25.39      0.67      6.60      71.18    141,275         616
KFBI  Klamath First Bancorp of OR          42.47    21.94     1.13     7.86      4.35      5.12      52.92    126,749       1,074
RVSB  Riverview Bancorp, Inc. of WA         5.31    22.81    21.19    20.70      0.99      8.11      76.99    120,165         629
STSA  Sterling Financial Corp of WA        19.42    13.57    12.57    16.36      4.22     17.13      69.49    388,600       2,056
TSBK  Timberland Bancorp, Inc. of WA        3.73    26.99    14.67    27.36      1.85      1.91      69.94    155,087         947

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calcuations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                                  Table 3.5
                                                 Credit Risk Measures and Related Information
                                                        Comparable Institution Analysis
                                              As of March 31, 2003 or Most Recent Date Available

                                                      NPAs &                                   Rsrves/
                                            REO/      90+Del/     NPLs/    Rsrves/   Rsrves/    NPAs &   Net Loan    NLCs/
              Institution                  Assets     Assets      Loans     Loans     NPLs      90+Del   Chargoffs   Loans
              -----------                  ------     ------      -----     -----    ------    ------    ---------   -----
                                            (%)        (%)        (%)        (%)       (%)       (%)        ($000)     (%)
Rainier Pacific Bank                         0.07      0.30       0.31       1.68     538.85     407.71     2,239      0.59

All Public Companies                         0.11      0.69       0.89       1.06     211.55     177.23       364      0.18
State of WA                                  0.07      0.38       0.52       1.20     187.25     273.09       121      0.07
Comparable Group Average                     0.06      0.31       0.42       1.19     260.05     283.19       109      0.06

Comparable Group

EVRT  Evertrust Fin. Grp, Inc. of WA         0.00      0.03         NA       1.52         NA         NA        57      0.04
FMSB  First Mutual Bncshrs Inc of WA         0.01      0.06       0.06       1.20         NA         NA        60      0.04
FPTB  First PacTrust Bancorp of CA           0.00        NA         NA       0.74         NA         NA       113     -0.01
HWFG  Harrington West Fncl of CA             0.00      0.02       0.04       0.87         NA         NA         0      0.00
HFWA  Heritage Financial Corp of WA          0.01      0.43       0.49       1.56     320.30     289.70        31      0.03
HRZB  Horizon Financial Corp. of WA          0.13      0.20       0.04       1.44         NA     511.18        16      0.01
KFBI  Klamath First Bancorp of OR            0.04      0.15       0.26       1.25     478.44     333.67        94      0.06
RVSB  Riverview Bancorp, Inc. of WA          0.10      0.18         NA       0.90         NA     366.18       277      0.36
STSA  Sterling Financial Corp of WA          0.11      0.74       0.93       1.19     127.68     108.44       423      0.07
TSBK  Timberland Bancorp, Inc. of WA         0.21      0.99       1.10       1.25     113.76      89.95        16      0.02

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP Financial, LC.
Page 3.16

Interest Rate Risk

      Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, Rainier Pacific's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average. At the same time, the Bank's net interest income ratio should stabilize to some degree following the conversion, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

      There is one characteristic of the Bank's loan portfolio which may serve to increase the Bank's interest risk exposure in relation to the Peer Group. In this regard, many of the Bank's income producing property loans have been originated with floor rates and carry prepayment penalties for the first several years of the loan (typically the first five years). Given the reduction in interest rates over the last several years, many of the Bank's income producing property loans are at their contractual lower limit and, in effect, have become fixed rate loans in the prevailing interest rate environment. While some of the Peer Group companies may also have similar terms on with respect to their commercial and multi-family mortgage loans although the extent to which this characteristic is present is uncertain.

Summary

      Based on the foregoing, the Peer Group appears to provide a reasonable basis for determining the pro forma market value of Rainier Pacific. Areas where comparative differences exist will be addressed in the form of valuation adjustments in the following section.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                                          Table 3.6
                                                Interest Rate Risk Measures and Net Interest Income Volatility
                                                                Comparable Institution Analysis
                                                      As of March 31, 2003 or Most Recent Date Available

                                             Balance Sheet Measures
                                            ------------------------
                                                            Non-Earn.   ----------------------------------
                                            Equity/  IEA/   Assets/
              Institution                   Assets   IBL    Assets      3/31/2003  12/31/2002   9/30/2002
              -----------                   ------   ---    ------      ---------  ----------   ---------
                                              (%)    (%)      (%)       (change in net interest income is
                                                                          annualized in basis points)
Rainier Pacific Bank                         8.0    106.2    4.1              -9          -7           4

All Public Companies                         9.7    108.7    4.2              -8          -6          -3
State of WA                                 11.3    110.8    4.5              -4          -7           7
Comparable Group Average                    10.6    109.9    4.6              -2          -4          10

Comparable Group

EVRT  Evertrust Fin. Grp, Inc. of WA        13.0    109.7    5.3              16         -15         -13
FMSB  First Mutual Bncshrs Inc of WA         5.8    110.0    3.5               4         -18           1
FPTB  First PacTrust Bancorp of CA          17.9    117.1    4.5             -13          57          36
HWFG  Harrington West Fncl of CA             4.6    105.4    2.0              22         -12          NA
HFWA  Heritage Financial Corp of WA         10.7    108.8    5.2             -24          -2           6
HRZB  Horizon Financial Corp. of WA         12.9    111.7    4.6              -4          17           9
KFBI  Klamath First Bancorp of OR            5.4    105.9    6.1             -12         -33         -12
RVSB  Riverview Bancorp, Inc. of WA         12.9    112.3    3.5               5         -22          60
STSA  Sterling Financial Corp of WA          5.1    104.4    5.3             -13           2          15
TSBK  Timberland Bancorp, Inc. of WA        17.4    113.8    6.4              -2         -15         -15

NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

                                                          Table 3.6
                                Interest Rate Risk Measures and Net Interest Income Volatility
                                                Comparable Institution Analysis
                                      As of March 31, 2003 or Most Recent Date Available

                                               6/30/2002       3/31/2002         12/31/2001
                                               ---------       ---------         ----------
                                         (change in net interest income is annualized in basis points)
Rainier Pacific Bank                                 23              13                 6

All Public Companies                                  5               3                11
State of WA                                          -2               4                30
Comparable Group Average                              0               5                40

Comparable Group

EVRT  Evertrust Fin. Grp, Inc. of WA                  1             -20                13
FMSB  First Mutual Bncshrs Inc of WA                  0              43                27
FPTB  First PacTrust Bancorp of CA                   NA              NA                NA
HWFG  Harrington West Fncl of CA                     NA              NA                NA
HFWA  Heritage Financial Corp of WA                  23              NA                NA
HRZB  Horizon Financial Corp. of WA                   4              -5                27
KFBI  Klamath First Bancorp of OR                     8              23                97
RVSB  Riverview Bancorp, Inc. of WA                  -8              27                47
STSA  Sterling Financial Corp of WA                  -3              -7                37
TSBK  Timberland Bancorp, Inc. of WA                -26             -24                35

NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

      This chapter presents the valuation analysis and methodology used to determine Rainier Pacific's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

      The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted by the Department and the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

      The valuation analysis herein complies with such regulatory appraisal guidelines, i.e., the pro forma market value approach. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

RP Financial, LC.
Page 4.2

      The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

      The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank's value, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

      A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and

RP Financial, LC.
Page 4.3

the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank's coming to market at this time.

1.    Financial Condition

      The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in financial strength are noted as follows:

      o Overall A/L Composition. While both the Bank and the Peer Group are oriented towards mortgage lending funded primarily by retail deposits, the Bank's asset composition includes a higher proportion of consumer loans, providing the Bank with a modestly higher risk-weighted asset ratio overall. The Bank is currently utilizing borrowed funds to a much greater extent than the Peer Group, while the Peer Group relies more heavily on deposits to fund assets. In view of the Bank's current level of borrowings and limited available collateral, the ability to substantially increase borrowings is limited. From a franchise value perspective deposits are generally viewed as having more value than borrowed funds. The Bank's ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage. However, the improvement may be limited by anticipated capital expenditures related to fixed assets and technology investments.

      o Credit Quality. Based on the level of NPAs and reserves, the Bank's credit quality seems to be similar to more favorable than the Peer Group. However, the Bank's higher ratio of risk-weighted assets, higher ratio of chargeoffs, higher loan loss provisions and limited seasoning of the rapidly growing income producing property loan portfolio is indicative of a higher credit risk profile than the Peer Group.

      o Balance Sheet Liquidity. The Bank currently maintains a similar level of cash, investments and MBS, more than half of which are designated AFS. The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. The Bank appears to have lower current borrowing capacity than the Peer Group due to the larger balance of borrowed funds currently outstanding.

      o Equity Capital. The Bank's pro forma equity capital ratio will exceed the Peer Group average.

RP Financial, LC.
Page 4.4


      On balance, we have made a moderate downward adjustment for the Bank's financial condition on a pro forma basis relative to the Peer Group.

2.    Profitability, Growth and Viability of Earnings

      Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

      o Reported Earnings. The Bank reported lower profitability than the Peer Group for the most recent 12 months due to relatively high loan loss provisions and a high operating expense ratio. While profitability is expected to improve on a pro forma basis, pro forma ROA is expected to remain at a substantial disadvantage. In addition, there remain certain unknown aspects of future earnings, such as the ability to realize profitable growth objectives that cover the pending investments in technology and fixed assets.

      o Core Earnings. On a pro forma core basis, adjusting for non-operating items for both (primarily gains on sale), the Bank's profitability disadvantage is more significant than on a reported basis, underscoring the Bank's reliance on secondary market gains.

      o Interest Rate Risk. The Bank's interest rate risk exposure is expected improve on a pro forma basis given the improvement in the capital ratio, IEA/IBL ratio and the reinvestment benefit of the proceeds, even after taking into account the fixed assets and technology investments.

      o Credit Risk. Loan loss provisions had a more significant impact on the Bank's earnings for the past year while the Bank's NPA ratio is lower owing to the practice of charging off smaller balance consumer loans which become more than 90 days delinquent. Further, the limited seasoning of the Bank's rapidly growing income producing property loan portfolio may pose a higher risk profile than suggested by the current non-performing data.

      o Earnings Growth Potential. The Bank's comparatively higher pro forma capital position is expected to facilitate the Bank's ability to achieve asset and earnings growth. Moreover, management expects that on-going infrastructure investments (i.e., in fixed assets, EDP systems, personnel, etc.) may enhance the long-term earnings growth potential. At the same time, such expenditures may depress near-term earnings growth potential.

RP Financial, LC.
Page 4.5

      o Return on Equity. Following the infusion of stock proceeds, the Bank's pro forma capital position (consolidated with the holding company) will be above the Peer Group's equity-to-assets ratio. Coupled with the Bank's lower pro forma ROA, the pro forma core ROE is anticipated to remain below the Peer Group average over the intermediate term.

      Overall, we concluded that a moderate downward valuation adjustment for profitability, growth and viability of earnings was appropriate.

3.    Asset Growth

      The Bank's recent asset growth has exceeded the Peer Group average. The comparatively faster growth asset growth posted by Rainier Pacific is attributable to relatively strong loan growth, reflecting the Bank's efforts to leverage capital and take advantage of the expanded lending powers (both from a product and geographic standpoint) available to it following the Charter Conversion. At the same time, the Bank's ability to fund growth at the same rate is restricted by the more limited borrowings capacity. On a pro forma basis, the Bank's equity-to-assets ratio will exceed the Peer Group average, resulting in favorable leverage capacity for the Bank. Accordingly, on balance, we believe a slight upward adjustment was warranted for this factor.

4.    Primary Market Area

      The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in Tacoma-Seattle metropolitan area, the Bank faces significant competition for loans and deposits from larger financial institutions, who provide a broader array of services and have significantly larger branch networks. Rainier Pacific's primary market area for deposits and loans is considered to be Pierce and southern King Counties, where all of the Bank's branches are located, and surrounding contiguous markets. In conjunction with the national recession, the Tacoma-Seattle economy has slowed from the robust pace maintained during the late-1990s and into 2000. However, the primary market area continues to experience growth in population as well as other demographic measures. Per capita and household income measures

RP Financial, LC.
Page 4.6

indicate that the Bank operates in a moderately affluent market area, although the market's income characteristics are well below those prevailing in Seattle and its northern suburban areas.

      Demographic and economic trends and characteristics in the Bank's primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). The deposit market share exhibited by the Bank was relatively smaller than the Peer Group average (5.5% for the Bank versus 11.1% for the Peer Group) but the substantial majority of the Peer Group companies held relatively limited market shares reflecting the fact that all are community institutions operating primarily in densely populated metropolitan areas. Demographic growth in the Bank's market is generally equal to or above the average for the Peer Group's markets. Unemployment levels in Rainier Pacific's market are above the median and averages exhibited by the Peer Group's markets.

      Overall, the markets served by the Peer Group companies were fairly comparable to the Bank's primary market. A total of seven of the Peer Group companies were based in Washington and six operated branches within the Tacoma-Seattle metropolitan area. Moreover, the California-based companies operate in other similar metropolitan areas in that state. On balance, we concluded that a no adjustment was warranted for the Bank's primary market area.

5.    Dividends

      The Bank has indicated its intention to pay an annual cash dividend. However, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

      Nine out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.29% to 3.09%. The average dividend yield on the stocks of the Peer Group institutions was 1.91% as of June 6, 2003, representing an average core earnings payout ratio of 34.51%. As of June 6, 2003, approximately 90% of all publicly-traded full stock thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of

RP Financial, LC.
Page 4.7

                                                                          Table 4.1
                                                         Peer Group Market Area Comparative Analysis

                                                                         Proj.
                                                         Population      Pop.
                                      Headquarters    ----------------
Institution                             County        1990      2002     2007      1990-2002     2002-2007
-----------                             ------        ----      ----     ----      ----------    ---------
                                                       (000)     (000)             (% Change)   (% Change)

First PacTrust Bancorp, Inc.         San Diego        2,498     2,892    3,080         15.8%        6.5%
Harrington West Financial Group      Santa Barbara      370       411      438         11.2%        6.4%
Klamath First Bancorp                Klamath             58        64       66         11.3%        2.4%
First Mutual Bancshares              King             1,507     1,773    1,868         17.6%        5.3%
Horizon Financial Corp.              Whatcom            128       173      189         35.2%        9.2%
EverTrust Financial Corp.            Snohomish          466       625      676         34.2%        8.2%
Timberland Bancorp                   Grays Harbor        64        67       67          4.3%       -0.2%
Heritage Financial Corp              Thurston           161       213      229         32.1%        7.5%
Sterling Financial Corp              Spokane            361       426      449         18.0%        5.2%
Riverview Bancorp                    Clark              238       363      409         52.4%       12.7%


                                          Averages:     585       701      747         23.2%        6.3%
                                           Medians:     300       387      423         17.8%        6.5%

Rainier Pacific                      Pierce             586       722      775         23.1%        7.4%

(1) Total institution deposits in headquarters county as percent of total county deposits for commercial banks and thrifts.

Sources: Claritas, SNL Financial and Bureau of Labor Statistics.

RP Financial, LC.
Page 4.7

                                                                     Table 4.1
                                                  Peer Group Market Area Comparative Analysis

                                                           Per Capita Income
                                                          ------------------     Deposit
                                       Headquarters                   % State     Market     Unemployment
Institution                              County           Amount      Average    Share(1)        Rate
-----------                              ------           ------      -------    ---------      ----
First PacTrust Bancorp, Inc.            San Diego          26,368      102.8%        0.7%       4.5%
Harrington West Financial Group         Santa Barbara      25,258       98.5%        3.9%       4.9%
Klamath First Bancorp                   Klamath            42,448      180.3%       40.7%      12.1%
First Mutual Bancshares                 King               39,744      144.2%        1.4%       6.2%
Horizon Financial Corp.                 Whatcom            22,202       80.6%        8.3%       6.2%
EverTrust Financial Corp.               Snohomish          27,609      100.2%       18.4%       7.2%
Timberland Bancorp                      Grays Harbor       16,909       61.4%       12.8%       9.8%
Heritage Financial Corp                 Thurston           22,804       82.8%        6.4%       5.6%
Sterling Financial Corp                 Spokane            22,438       81.4%       13.0%       7.4%
Riverview Bancorp                       Clark              24,789       90.0%        5.5%       9.3%


                                             Averages:     27,057      102.2%       11.1%       7.3%
                                              Medians:     25,024       94.2%        7.4%       6.7%

Rainier Pacific                         Pierce             24,599       89.3%        5.5%       7.5%

(1) Total institution deposits in headquarters county as percent of total county deposits for commercial banks and thrifts.

Sources: Claritas, SNL Financial and Bureau of Labor Statistics.

RP Financial, LC.
Page 4.8

2.23% and an average payout ratio of 34.68%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

      The Bank's dividend capacity will be comparable to the Peer Group's as the benefit of its stronger pro forma capital ratio, which will be offset by its lower core earnings level. On balance, we concluded no adjustment was warranted for purposes of dividends relative to the Peer Group.

6.    Liquidity of the Shares

      The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $53.0 million to $364.4 million as of June 6, 2003, with an average market value of $133.6 million. The shares issued and outstanding to the public of the Peer Group members ranged from approximately 4.3 million to 28.7 million, with average shares outstanding of approximately 8.4 million. The Bank's pro forma market value is expected to be lower than the Peer Group average and most of the Peer Group companies on an individual basis. Moreover, the Bank's pro forma shares outstanding is expected to be in the lower end of the range exhibited by the Peer Group companies. It is anticipated that the Bank's stock will be quoted on the NASDAQ National Market System.

      Overall, based on the above factors, we believe there may be a lower level of liquidity in the Bank's stock in comparison to the Peer Group companies and, therefore, we applied a slight downward adjustment for this factor.

7.    Marketing of the Issue

      We believe that four separate markets need to be considered for thrift stocks such as the Bank coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior

RP Financial, LC.
Page 4.9

operations as a fully-converted publicly-held company and stock trading history;
(3) the thrift acquisition market for thrift and bank franchises in the Pacific Northwest; and (4) the market for the public stock of the Bank. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

      A. The Public Market

      The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

      In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year, with the bear market prevailing for the last two calendar years continuing into the beginning of calendar 2003 while the market has recently become more bullish. In this regard, the factors impacting the equity markets in calendar 2002 included economic data which signaled a slowing economy and heightened geopolitical tensions, particularly in Iraq and the Korean peninsula. In response to a perceived stagnating economy, the Fed continued to reduce targeted interest rate levels with the last cut consisting of a larger than expected 50 basis point reduction in the fed funds rate, which was implemented in November 2002.

      Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a

RP Financial, LC.
Page 4.10

five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

      Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ moved to five month high in early-May. Growing investor optimism of an improving economy with low inflation sustained the positive trend in the broader stock market through the end of May. As an indication of the general trends in the nation's stock markets over the past year, as of June 6, 2003, the DJIA closed at 9062.79, a decline of 5.5% from one year earlier, while the NASDAQ Composite Index stood at 1627.42, an increase of 6.0% over the same time period. The Standard & Poors 500 Index closed at 987.76 on June 6, 2003, a decline of 3.9% from a year ago.

      The market for thrift stocks has outperformed the broader market. Overall, the strength of the market for thrift stocks has been supported by strength in the housing sector which has supported credit quality while declining interest rates have provided for relatively strong earnings. With regard to this latter factor however, the high level of refinancing activity has dampened thrift earnings as higher yielding loans have tended to prepay at many institutions.

      Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stock continued to supported by the relatively low risk characteristics associated with residential lenders, as well as the general

RP Financial, LC.
Page 4.11

earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

      Financial stocks climbed higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in May. On June 6, 2003, the SNL Index for all publicly-traded thrifts closed at 1278.6, an increase of 14.6% from one year ago.

      B. The New Issue Market

      In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

      Thrift offerings completed in 2003 have generally been well received, but relatively limited in number. In this regard, there have been three relatively large standard conversion offerings completed during the last 12 months which are set forth in Table 4.2 below.

RP Financial, LC.
Page 4.12

All the offerings were oversubscribed and were favorably received in the aftermarket. The pro forma Price/Core earnings multiples on the three large transactions ranged between 13.8 times and 28.0 times while the pro forma P/TB ratios ranged from 69.0% to 76.3%.

                                            Table 4.2
                              Financial and Pricing Characteristics
             Large Standard Conversion Transactions Completed in the Last 12 Months

                                                 Pro Forma Financial Data              Closing Pricing Data
                                        ---------------------------------------    --------------------------
                                         Total     Equity/     Core       Core      Market     Core
                                        Assets     Assets       ROA        ROE       Cap.       P/E     P/TB
                                        ------     ------       ---        ---       ----       ---     ----
                                        ($Mil)       (%)        (%)        (%)      ($Mil)      (x)      (%)
Provident Fin. Serv.-NJ (1/03)          $3,162      22.2%      0.90%       4.0%    $592.2     18.7x     75.3%
Tier One Corp.-NE (10/02)               $1,577      18.3%      0.90%       5.1%    $220.8     13.8x     69.0%
First PacTrust Bancorp-CA (8/02)        $  349      20.6%      0.60%       2.7%    $ 63.5     28.0x     76.3%

      C. The Acquisition Market

      Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other financial institutions operating in the Pacific Northwest. As shown in Exhibit IV-4, there were 15 acquisitions of Pacific Northwest-based savings institutions completed or announced between the beginning of 2001 through year-to-date 2003. All but three of the foregoing acquisitions reflecting the purchase of commercial bank franchises rather than savings institutions. The recent acquisition activity involving regionally based financial institutions may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence the Bank's trading price.

                               * * * * * * * * * *

      In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for newly-converted issues and the acquisition market. Taking these factors and trends into account, RP

RP Financial, LC.
Page 4.13

Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.    Management

      The Bank's management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-5 provides summary resumes of the Bank's Board of Directors and senior management. The financial characteristics of the Bank suggest that it is effectively managed and there appears to be a well-defined organizational structure.

      Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.    Effect of Government Regulation and Regulatory Reform

      In summary, as a fully-converted federally-insured institution, Rainier Pacific will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios, while the Peer Group's regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

      Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:

RP Financial, LC.
Page 4.14

Key Valuation Parameters                                             Valuation Adjustment
------------------------                                             --------------------
Financial Condition                                                  Moderate Downward
Profitability, Growth and Viability of Earnings                      Moderate Downward
Asset Growth                                                         Slight Upward
Primary Market Area                                                  No Adjustment
Dividends                                                            No Adjustment
Liquidity of the Shares                                              Slight Downward
Marketing of the Issue                                               Slight Downward
Management                                                           No Adjustment
Effect of Government Regulations and Regulatory Reform               No Adjustment

Valuation Approaches

      In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC and the Department, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, the effective tax rate, offering expenses, stock benefit plan assumptions and the cash and stock contribution to the Foundation (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversions.

      RP Financial's valuation placed an emphasis on the following:

      o Price/Earnings ("P/E") Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

      o Price/Book ("P/B") Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of

RP Financial, LC.
Page 4.15

            conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

      o Price/Assets ("P/A") Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

      The Bank intends to adopt Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

      Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of the Bank's conversion stock as of June 6, 2003 was $63,840,000 at the midpoint, inclusive of 384,000 shares issued to the Foundation for a value of $3,840,000 based on a per share value of $10.00 at issuance. The offering amount at the midpoint is equivalent to $60,000,000 or 6,000,000 shares at $10.00 per share. The following sections describe the application of the valuation methodology.

      Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items,

RP Financial, LC.
Page 4.16

plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. In deriving the Bank's core earnings, the adjustments made to reported earnings was to gains on the sale of investment securities, loans and fixed assets, which equaled $2,575,000 for the 12 months ended March 31, 2003. As shown below, assuming an effective marginal tax rate consistent with the level reported for the 12 months ended March 31, 2003 for the gains adjustment, the Bank's core earnings were determined to equal $2.374 million for the 12 months ended March 31, 2003. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings). We have not made an explicit adjustment to earnings for the additional potential revenues related to the Bank's anticipated growth or the expenses attributable to recent or planned investments in infrastructure to support such growth. However, we have considered such factors in the determination of the appropriate pro forma pricing ratios for the Bank.

                                                                 Amount
                                                                 ------
                                                                 ($000)

Trailing 12 Month Net Income (3/31/03)                           $4,075
Less: Net Gains on Sale of Loans,
 Inv. & Fixed Assets                                             (2,575)
Tax Effect (1)                                                      874
                                                                    ---
  Core Earnings Estimate                                         $2,374

(1) Reflects a 33.9% tax rate on adjustments consistent with the average tax rate for the most recent 12 months.

      Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $63.8 million midpoint value equaled 16.84 times and 30.54 times. In comparison to the Peer Group's average reported and core earnings multiple of 14.36 times and 15.93 times (see Table 4.3), the Bank's P/E multiples are at premiums of 17.2% and 91.7%, respectively. The implied P/E premiums take into consideration the discounts pursuant to the book value approach.

      At the supermaximum of the offering range, the Bank's pro forma reported and core P/E multiples at the $63.8 million midpoint value, Rainier Pacific reported earnings multiple of 22.8 times was at a premium of 58.7% relative to the Peer Group average multiple of 14.36 times.

RP Financial, LC.
Page 4.17

Relative to the Peer Group's average core earnings multiple of 15.93 times, the Bank's pro forma core earnings multiple of 42.18 times at the supermaximum is at a premium of 164.8%.

      Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio to the Bank's pro forma book value. Based on the $63.8 million midpoint valuation, the Bank's pro forma P/B and P/TB ratios equaled 67.72% and 67.91%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 146.25% and 158.68%, the Bank's ratios reflect a discount of 53.70% on a P/B basis and a discount of 57.20% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, including the greater credit risk exposure, lower return on equity, and the premium multiples pursuant to the earnings approach. At the supermaximum of the valuation range, the Bank's P/TB ratio equaled 76.15%, which is discounted from the Peer Group average by 52.0% and from the Peer Group median by 46.4%.

      Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's value equaled 10.96% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.83%, which implies a 30.8% discount being applied to the Bank's pro forma P/A ratio.

Comparison to Recent Conversions

      As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). Given the relatively limited transaction activity in recent periods, the focus of our analysis has

RP Financial, LC.
Page 4.18

been on larger transactions, which more nearly approximate the size and liquidity characteristics of the Bank's proposed offering. These three transactions which were previously identified possessed P/TB ratios at closing in a range of 69.0% to 76.15%. Accordingly, the pro forma P/TB ratio for the Bank falls just below this range at the midpoint of the offering range and approximates the upper end of the range at the supermaximum of the offering range (see Table 4.2).

Valuation Conclusion

      Based on the foregoing, it is our opinion that, as of June 6, 2003, the aggregate pro forma market value of the Bank's common stock, including the stock portion of the contribution to the Foundation immediately following the offering, is $63,840,000 at the midpoint, equal to 6,384,000 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

                        Offering        Foundation      Total Shares
Valuation Range          Amount        Contribution        Issued
---------------          -----         ------------        ------

Shares
Minimum                  5,100,000          326,400       5,426,400
Midpoint                 6,000,000          384,000       6,384,000
Maximum                  6,900,000          441,600       7,341,600
Supermaximum             7,935,000          507,840       8,442,840

Value
Minimum                $51,000,000       $3,264,000     $54,264,000
Midpoint               $60,000,000       $3,840,000     $63,840,000
Maximum                $69,000,000       $4,416,000     $73,416,000
Supermaximum           $79,350,000       $5,078,400     $84,428,400

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 4.3
                              Public Market Pricing
                    Rainier Pacific Bank and the Comparables
                               As of June 6, 2003

                                                           Market                 Per Share Data
                                                       Capitalization          -------------------
                                                   ------------------------     Core         Book
                                                     Price/       Market       12 Month     Value/
Financial Institution                               Share(1)       Value         EPS(2)     Share
---------------------                               --------       -----         ------     -----
                                                      ($)          ($Mil)         ($)        ($)
Rainier Pacific Bank
  Supermmaximum                                        $10.00       $84.43        $0.24     $13.16
  Maximum                                              $10.00       $73.42        $0.28     $13.91
  Midpoint                                             $10.00       $63.84        $0.33     $14.77
  Minimum                                              $10.00       $54.26        $0.39     $15.93

All Public Companies(7)
  Averages                                             $21.49      $324.11        $1.08     $15.25
  Medians                                                 --           --           --        --

All Non-MHC State of WA(7)
  Averages                                             $21.81      $338.14        $1.45     $13.89
  Medians                                                 --           --           --        --

Comparable Group Averages
  Averages                                             $19.86      $133.60        $1.23     $14.14
  Medians                                                 --           --           --        --

State of WA
EVRT     Evertrust Financial Group, Inc. of WA         $24.96      $120.68        $1.27     $18.96
FMSB     First Mutual Bancshares Inc. of WA            $23.90      $102.32        $1.55     $10.74
HFWA     Heritage Financial Corp. of WA                $21.99      $146.74        $1.23     $10.46
HRZB     Horizon Financial Corp. of WA                 $15.51      $163.63        $0.97     $10.07
RVSB     Riverview Bancorp, Inc. of WA                 $17.50       $76.28        $1.09     $12.51
STSA     Sterling Financial Corp. of WA                $24.70      $364.40        $1.94     $16.34
TSBK     Timberland Bancorp, Inc. of WA                $22.39       $95.22        $1.49     $17.82
WFSL     Washington Federal, Inc. of WA                $23.51    $1,635.83        $2.09     $14.20

Comparable Group
EVRT     Evertrust Financial Group, Inc. of WA         $24.96      $120.68        $1.27     $18.96
FMSB     First Mutual Bancshares Inc. of WA            $23.90      $102.32        $1.55     $10.74
FPTB     First PacTrust Bancorp of CA                  $18.61       $98.45        $0.61     $16.95
HWFG     Harrington West Financial of CA               $12.25       $53.02        $1.35     $10.15
HFWA     Heritage Financial Corp. of WA                $21.99      $146.74        $1.23     $10.46
HRZB     Horizon Financial Corp. of WA                 $15.51      $163.63        $0.97     $10.07
KFBI     Klamath First Bancorp of OR                   $16.81      $115.30        $0.78     $17.35
RVSB     Riverview Bancorp, Inc. of WA                 $17.50       $76.28        $1.09     $12.51
STSA     Sterling Financial Corp. of WA                $24.70      $364.40        $1.94     $16.34
TSBK     Timberland Bancorp, Inc. of WA                $22.39       $95.22        $1.49     $17.82

(1)   Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances. (7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.


RP Financial, LC.
Financial Services Industry Consultants

                                    Table 4.3
                              Public Market Pricing
                    Rainier Pacific Bank and the Comparables
                               As of June 6, 2003

                                                                       Pricing Ratios(3)
                                                     -------------------------------------------------
                                                      P/E        P/B        P/A       P/TB      P/Core
                                                      ---        ---        ---       ----      ------
                                                      (x)        (%)        (%)       (%)        (x)
Rainier Pacific Bank
  Supermmaximum                                      22.80x     75.96%    14.09%     76.15%     42.18x
  Maximum                                            19.58x     71.89%    12.44%     72.08%     35.83x
  Midpoint                                           16.84x     67.72%    10.96%     67.91%     30.54x
  Minimum                                            14.16x     62.79%     9.45%     62.98%     25.45x

All Public Companies(7)
  Averages                                           15.38x    144.63%    14.95%    155.48%     17.63x
  Medians                                            14.08x    133.79%    13.31%    143.13%     16.43x

All Non-MHC State of WA(7)
  Averages                                           14.37x    162.59%    18.35%    171.07%     15.50x
  Medians                                            13.33x    152.59%    19.06%    163.26%     15.70x

Comparable Group Averages
  Averages                                           14.36x    146.25%    15.83%    158.68%     15.93x
  Medians                                            13.49x    135.77%    17.63%    142.04%     15.99x

State of WA
EVRT     Evertrust Financial Group, Inc. of WA       17.70x    131.65%    17.09%    131.65%     19.65x
FMSB     First Mutual Bancshares Inc. of WA          12.92x    222.53%    12.95%    222.53%     15.42x
HFWA     Heritage Financial Corp. of WA              15.93x    210.23%    24.87%    232.45%     17.88x
HRZB     Horizon Financial Corp. of WA               13.49x    154.02%    19.96%    154.79%     15.99x
RVSB     Riverview Bancorp, Inc. of WA               17.50x    139.89%    18.17%    140.90%     16.06x
STSA     Sterling Financial Corp. of WA              13.14x    151.16%     9.54%    188.84%     12.73x
TSBK     Timberland Bancorp, Inc. of WA              13.17x    125.65%    21.85%    125.65%     15.03x
WFSL     Washington Federal, Inc. of WA              11.09x    165.56%    22.37%    171.73%     11.25x

Comparable Group
EVRT     Evertrust Financial Group, Inc. of WA       17.70x    131.65%    17.09%    131.65%     19.65x
FMSB     First Mutual Bancshares Inc. of WA          12.92x    222.53%    12.95%    222.53%     15.42x
FPTB     First PacTrust Bancorp of CA                  N.M.    109.79%    19.68%    109.79%       N.M.
HWFG     Harrington West Financial of CA              9.21x    120.69%     6.35%    137.02%      9.07x
HFWA     Heritage Financial Corp. of WA              15.93x    210.23%    24.87%    232.45%     17.88x
HRZB     Horizon Financial Corp. of WA               13.49x    154.02%    19.96%    154.79%     15.99x
KFBI     Klamath First Bancorp of OR                 16.16x     96.89%     7.80%    143.19%     21.55x
RVSB     Riverview Bancorp, Inc. of WA               17.50x    139.89%    18.17%    140.90%     16.06x
STSA     Sterling Financial Corp. of WA              13.14x    151.16%     9.54%    188.84%     12.73x
TSBK     Timberland Bancorp, Inc. of WA              13.17x    125.65%    21.85%    125.65%     15.03x

(1)   Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances. (7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 4.3
                              Public Market Pricing
                    Rainier Pacific Bank and the Comparables
                               As of June 6, 2003

                                                              Dividends(4)                  Financial Characteristics(6)
                                                      -----------------------------      -------------------------------
                                                       Amount/                Payout       Total     Equity/       NPAs/
                                                       Share      Yield      Ratio(5)     Assets     Assets      Assets
                                                       -----      -----     --------      ------     ------      ------
                                                        ($)        (%)         (%)        ($Mil)      (%)         (%)
Rainier Pacific Bank
  Supermmaximum                                         $0.00      0.00%       0.00%        $599     18.55%       0.26%
  Maximum                                               $0.00      0.00%       0.00%        $590     17.30%       0.27%
  Midpoint                                              $0.00      0.00%       0.00%        $582     16.19%       0.27%
  Minimum                                               $0.00      0.00%       0.00%        $574     15.04%       0.28%

All Public Companies(7)
  Averages                                              $0.46      2.23%      34.68%      $2,281     10.43%       0.69%
  Medians                                                  --        --          --           --        --         --

All Non-MHC State of WA(7)
  Averages                                              $0.45      2.15%      33.42%      $1,862     11.72%       0.38%
  Medians                                                  --        --          --           --        --         --

Comparable Group Averages
  Averages                                              $0.37      1.93%      34.51%      $1,040     11.15%       0.31%
  Medians                                                  --        --          --           --        --         --

State of WA
EVRT     Evertrust Financial Group, Inc. of WA          $0.48      1.92%      37.80%        $706     12.98%       0.03%
FMSB     First Mutual Bancshares Inc. of WA             $0.31      1.30%      20.00%        $790      5.82%       0.06%
HFWA     Heritage Financial Corp. of WA                 $0.54      2.46%      43.90%        $590     11.83%       0.43%
HRZB     Horizon Financial Corp. of WA                  $0.46      2.97%      47.42%        $820     12.96%       0.20%
RVSB     Riverview Bancorp, Inc. of WA                  $0.50      2.86%      45.87%        $420     12.99%       0.18%
STSA     Sterling Financial Corp. of WA                 $0.00      0.00%       0.00%      $3,821      6.31%       0.74%
TSBK     Timberland Bancorp, Inc. of WA                 $0.48      2.14%      32.21%        $436     17.39%       0.99%
WFSL     Washington Federal, Inc. of WA                 $0.84      3.57%      40.19%      $7,311     13.51%        N.A.

Comparable Group
EVRT     Evertrust Financial Group, Inc. of WA          $0.48      1.92%      37.80%        $706     12.98%       0.03%
FMSB     First Mutual Bancshares Inc. of WA             $0.31      1.30%      20.00%        $790      5.82%       0.06%
FPTB     First PacTrust Bancorp of CA                   $0.24      1.29%      39.34%        $500     17.93%        N.A.
HWFG     Harrington West Financial of CA                $0.16      1.31%      11.85%        $835      5.26%       0.02%
HFWA     Heritage Financial Corp. of WA                 $0.54      2.46%      43.90%        $590     11.83%       0.43%
HRZB     Horizon Financial Corp. of WA                  $0.46      2.97%      47.42%        $820     12.96%       0.20%
KFBI     Klamath First Bancorp of OR                    $0.52      3.09%      66.67%      $1,478      8.05%       0.15%
RVSB     Riverview Bancorp, Inc. of WA                  $0.50      2.86%      45.87%        $420     12.99%       0.18%
STSA     Sterling Financial Corp. of WA                 $0.00      0.00%       0.00%      $3,821      6.31%       0.74%
TSBK     Timberland Bancorp, Inc. of WA                 $0.48      2.14%      32.21%        $436     17.39%       0.99%

(1)   Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances. (7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

RP Financial, LC.
Financial Services Industry Consultants

                                    Table 4.3
                              Public Market Pricing
                    Rainier Pacific Bank and the Comparables
                               As of June 6, 2003

                                                                  Financial Characteristics(6)
                                                          ---------------------------------------
                                                            Reported           Core
                                                          ----------------------------------------    Offering
                                                            ROA       ROE         ROA        ROE        Size
                                                            ---       ---         ---        ---        ----
                                                            (%)       (%)         (%)        (%)       ($Mil)
Rainier Pacific Bank
  Supermmaximum                                            0.62%      3.33%       0.33%      1.80%      $79.4
  Maximum                                                  0.64%      3.67%       0.35%      2.01%      $69.0
  Midpoint                                                 0.65%      4.02%       0.36%      2.22%      $60.0
  Minimum                                                  0.67%      4.44%       0.37%      2.47%      $51.0

All Public Companies(7)
  Averages                                                 0.89%      9.26%       0.71%      7.18%
  Medians                                                    --         --          --         --

All Non-MHC State of WA(7)
  Averages                                                 1.35%     11.88%       1.25%     11.03%
  Medians                                                    --         --          --         --

Comparable Group Averages
  Averages                                                 1.06%     10.32%       0.98%      9.54%
  Medians                                                    --         --          --         --

State of WA
EVRT     Evertrust Financial Group, Inc. of WA             0.99%      7.40%       0.89%      6.67%
FMSB     First Mutual Bancshares Inc. of WA                1.09%     16.36%       0.91%     13.70%
HFWA     Heritage Financial Corp. of WA                    1.55%     12.42%       1.39%     11.07%
HRZB     Horizon Financial Corp. of WA                     1.52%     11.69%       1.28%      9.86%
RVSB     Riverview Bancorp, Inc. of WA                     1.07%      8.12%       1.16%      8.85%
STSA     Sterling Financial Corp. of WA                    0.83%     13.87%       0.85%     14.32%
TSBK     Timberland Bancorp, Inc. of WA                    1.71%      9.69%       1.50%      8.49%
WFSL     Washington Federal, Inc. of WA                    2.04%     15.52%       2.01%     15.30%

Comparable Group
EVRT     Evertrust Financial Group, Inc. of WA             0.99%      7.40%       0.89%      6.67%
FMSB     First Mutual Bancshares Inc. of WA                1.09%     16.36%       0.91%     13.70%
FPTB     First PacTrust Bancorp of CA                      0.68%      4.21%       0.70%      4.36%
HWFG     Harrington West Financial of CA                   0.69%     13.33%       0.70%     13.53%
HFWA     Heritage Financial Corp. of WA                    1.55%     12.42%       1.39%     11.07%
HRZB     Horizon Financial Corp. of WA                     1.52%     11.69%       1.28%      9.86%
KFBI     Klamath First Bancorp of OR                       0.48%      6.12%       0.36%      4.59%
RVSB     Riverview Bancorp, Inc. of WA                     1.07%      8.12%       1.16%      8.85%
STSA     Sterling Financial Corp. of WA                    0.83%     13.87%       0.85%     14.32%
TSBK     Timberland Bancorp, Inc. of WA                    1.71%      9.69%       1.50%      8.49%

(1)   Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances. (7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP Financial, LC.

                                       81